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                                                                     EXHIBIT 10b

                      PURCHASE AND SUBSCRIPTION AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of the 21st day of November, 1996, by and among American Information Systems, Inc., a Delaware corporation ("Company"), AIS Investors, Inc., a Nebraska corporation ("AISI") (Company and AISI collectively, "Purchaser"), Business Records Corporation, a Delaware corporation ("Seller") and BRC Holdings, Inc., a Delaware corporation and parent corporation of Seller ("Seller's Shareholder").

                             W I T N E S S E T H :

     WHEREAS, among other businesses, Seller is engaged in the business (the "Election Business") of selling products and services to governmental election jurisdictions for use in conducting elections for public office;

     WHEREAS, AISI desires to acquire certain assets of the Election Business subject to no Liabilities and Seller desires to transfer such assets to AISI for the consideration described herein;

     WHEREAS, Company desires to acquire substantially all of the assets of the Election Business, subject only to certain Liabilities of Seller to be assumed by Company, and Seller and AISI desire to transfer such assets to Company in return for capital stock of Company and other consideration on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Company, AISI and Seller desire the transfer described in the immediately preceding recital to qualify as a Section 351 Transaction (as defined herein).

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made and the representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows.

                                  ARTICLE 1.
                                 DEFINITIONS

     1.1  CERTAIN DEFINITIONS.   As used in this Agreement, the following terms
shall have the respective meanings ascribed to them in this Section:

          (a) "Accounts Receivable" means all account receivables of the Election Business other than those constituting Excluded Assets.

          (b) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, claims, injunctions, judgments, orders, decrees, damages, penalties, costs, amounts paid in settlement and fees, including court costs and reasonable attorneys' fees and expenses.

          (c) "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

          (d) "AISI" has the meaning specified in the initial paragraph of this Agreement.

          (e) "AISI Note" has the meaning specified in Section 2.8(a).
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          (f) "AISI Stock" has the meaning specified in Section 2.8(b).

          (g) "Assigned Contracts" has the meaning specified in Section 2.4.

          (h) "Assumed Liabilities" has the meaning specified in Section 2.6.

          (i) "Auditors" means Price Waterhouse, LLP, (Dallas, Texas office) in the case of the audit of the Election Business and Coopers & Lybrand (Omaha, Nebraska office) in the case of the audit of Company, or any firm of independent public accountants hereinafter designated by Seller and Company for purposes of this Agreement .

          (j) "Authority" means any U.S. federal, state, local or foreign court or governmental or regulatory agency or authority.

          (k) "Book Value of Election Business" has the meaning specified in
     Section 2.10(a).

          (l) "Book Value of Company" has the meaning specified in Section 2.10(a).

          (m) "Cash" has the meaning specified in Section 2.8(b).

          (n) "Closing" has the meaning specified in Section 2.9(a).

          (o) "Closing Date" has the meaning specified in Section 2.9(a).

          (p) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (q) "Code" means the Internal Revenue Code of 1986, as amended.

          (r) "Collateral Agreements" has the meaning specified in Section
     2.8(c).

          (s) "Company" has the meaning specified in the initial paragraph of this Agreement.

          (t) "Company Equity Amount" has the meaning specified in Section 2.10(a).

          (u) "Company Financial Statements" has the meaning specified in
     Section 4.7.

          (v) "Company Note" has the meaning specified in Section 2.8(b).

          (w) "Confidential Information" has the meaning specified in Section 10.1.

          (x) "Contracts" has the meaning specified in Section 2.2(h).

          (y) "Contributed Assets" has the meaning specified in Section 2.2.

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          (z) "Draft Effective Date Balance Sheets" has the meaning specified in
     Section 2.10(b).

          (aa) "Effective Date" has the meaning specified in Section 2.9(a).

          (bb) "Effective Date Balance Sheets" has the meaning specified in
     Section 2.10(c).

          (cc) "Election Business" has the meaning specified in the first recital of this Agreement.

          (dd) "Election Business Equity Amount" has the meaning specified in
     Section 2.10(a).

          (ee) "Election Business Financial Statements" has the meaning specified in Section 3.6.

          (ff) "Employee" means any employee of Seller or any Affiliate of Seller that performs services for the Election Business.

          (gg) "Employee Benefit Plan" means any (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement or any other type of employee benefit plan, program or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

          (hh) "Employee Pension Benefit Plan" has the meaning set forth in
     Section 3(2) of ERISA.

          (ii) "Employee Welfare Benefit Plan" has the meaning set forth in
     Section 3(1) of ERISA.

          (jj) "Environmental Laws" means all of the following as in effect on the Closing Date: the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of any Authority thereunder) concerning pollution or protection of the environment, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

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          (kk) "Equipment" has the meaning specified in Section 2.2(a).

          (ll) "Equipment Leases" has the meaning specified in Section 2.2(e).

          (mm) "Excluded Assets" has the meaning specified in Section 2.3.

          (nn) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (oo) "First Closing" has the meaning specified in Section 2.9(a).

          (pp) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          (qq) "Hardware Payment Component" has the meaning specified in Section 2.2(h).

          (rr) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (ss) "Indemnified Party" has the meaning specified in Section 8.3(a).

          (tt) "Indemnifying Party" has the meaning specified in section 8.3(a).

          (uu) "Intellectual Property" means with regard to a Person all intellectual property of that Person including, without limitation, (i) all U.S. and foreign patents, patent applications, copyrights and copyright applications, (ii) all U.S. and foreign registered and unregistered trademarks and service marks, trademark and service mark registrations, and trademark and service mark applications for registration, (iii) all patent, trademark, service mark, trade name, computer software, know how rights granted to Seller or Purchaser, as the case may be, under licensing or other agreements (the "Intellectual Property Agreements"); and (iv) all know how, proprietary information, production methods, trade and business secrets and computer software including exclusive rights to source code and election day programming services.

          (vv) "Inventory" means all inventory of the Election Business, wherever located, including, without limitation, finished goods, work-in-process, supplies, raw materials, manufactured and purchased parts, scrap, containers, packaging materials and spares but excluding any items constituting Excluded Assets.

          (ww) "Knowledge of Company" means within the actual knowledge of any one or more of William Welsh, Michael McCarthy, Mark Hasebroock, Richard Jablonski, William Conley, John Groh and Robert Hostetler.

          (xx) "Knowledge of Seller" means within the actual knowledge of any one or more of P. E. Esping, Thomas Kiraly, Jerrold Morrison, Geoffrey Ryan, Dan McGinnis, Jeanine Wright, Harvey Braswell, William Finley and Daniel Brennan.

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          (yy)  "Leased Real Property" has the meaning specified in Section
     2.2(g).

          (zz) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and/or whether due or to become due), including any liability for Taxes.

          (aaa) "Lien" means any lien, charge, claim, security interest, conditional sale agreement, mortgage, deed of trust, security agreement, pledge, hypothecation, option or other encumbrance of any kind or nature.

          (bbb) "License Agreement" has the meaning specified in Section 6.9.

          (ccc) "Majority Stockholders" means McCarthy Group, Inc. and World Diversified, Inc., collectively.

          (ddd) "Material Adverse Effect" means a material adverse effect upon the business, financial condition or results of operations of the Election Business or the Company, as the case may be.

          (eee) "Material Contract Consents" has the meaning specified in
     Section 2.5(c).

          (fff) "Material Contracts of Company" has the meaning specified in
     Section 4.18.

          (ggg) "Material Contracts of Election Business" has the meaning specified in Section 3.20.

          (hhh) "Mediator" means either a party agreed upon by the parties or the Managing Partner, or his designee, of the Kansas City Office of Arthur Andersen & Co.

          (iii) "Most Recent Balance Sheet" means the balance sheet of the Election Business or Company, as the case may be, as of September 30, 1996.

          (jjj) "Most Recent Balance Sheet Date" means September 30, 1996.

          (kkk) "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

          (lll) "Noncompetition, Noninterference and Confidentiality Agreement" has the meaning set forth in Section 6.6.

          (mmm) "Owned Real Property" has the meaning specified in Section
     2.2(f).

          (nnn) "Person" means an individual, a corporation, a partnership, a limited liability company or partnership, an association, an Authority, a trust or other entity or organization.

          (ooo) "Products" means the products and services of the Election Business substantially all of which are as listed on Schedule 1.1(ooo).

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          (ppp) "Purchase Price" has the meaning specified in Section 2.8(a).

          (qqq) "Purchaser" has the meaning specified in the initial paragraph of this Agreement.

          (rrr) "Registration Rights Agreement" has the meaning specified in
     Section 6.8.

          (sss) "Restricted Interests" has the meaning specified in Section 2.5(a).

          (ttt)  "Retained Liabilities" has the meaning specified in Section
     2.7.

          (uuu)  "Second Closing" has the meaning specified in Section 2.9(a).

          (vvv) "Section 351 Transaction" shall mean a transaction as defined in Section 351 of the Code.

          (www) "Seller" has the meaning specified in the initial paragraph of this Agreement.

          (xxx)  "Seller Stock" has the meaning specified in Section 2.8(b).

          (yyy) "Seller's Shareholder" has the meaning specified in the initial paragraph of this Agreement.

          (zzz)  "Stockholders Agreement" has the meaning specified in Section
     6.7.

          (aaaa) "Taxes" means all U.S. federal, state, and local and all foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise and other tax, including interest and penalties thereon and estimated taxes.

          (bbbb) "Total Consideration" has the meaning specified in Section 2.8(b).

          (cccc) "Trade Names" has the meaning specified in Section 2.2(c).

          (dddd) "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

     1.2 RULES OF CONSTRUCTION. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each

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case the context may require where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                                   ARTICLE 2.
                                THE TRANSACTIONS

     2.1 SALE AND PURCHASE OF ASSETS. At the First Closing, Seller shall sell, assign, transfer and convey to AISI, free and clear of all Liens, restrictions and conditions and AISI shall purchase from Seller the Accounts Receivable and Inventory upon the terms, conditions and provisions set forth herein and in reliance upon the covenants, agreements, representations, warranties and indemnities of Seller (in the case of AISI) and AISI (in the case of Seller) set forth in this Agreement.

     2.2 SUBSCRIPTIONS AND CONTRIBUTIONS OF ASSETS. At the Second Closing, to the extent owned by each, Seller and AISI shall sell, assign, transfer, convey and deliver to Company, free and clear of all Liens, restrictions and conditions, and Company shall acquire from Seller and AISI, all of the assets, properties and rights of Seller currently utilized in connection with the conduct of the Election Business (except for the Excluded Assets specified in Section 2.3) (the "Contributed Assets") upon the terms, conditions and provisions set forth herein and in reliance upon the covenants, agreements, representations, warranties and indemnities of Company (in the case of Seller and AISI) and Seller, Seller's Shareholder and AISI (in the case of Company) set forth in this Agreement. If the Book Value of Company as shown on the Draft Effective Date Balance Sheet is less than the Company Equity Amount, at the Second Closing AISI shall also contribute cash to Company in an amount equal to such deficiency in return for common stock of Company. For income tax purposes (federal and state), Company, Seller and AISI intend the foregoing transactions to qualify as a Section 351 Transaction. The Contributed Assets shall include, but are not limited to, all items specifically listed on the schedules described in this Section 2.2 (except for the Excluded Assets described in Schedule 2.2(h)) and all other items more generally described in this Section 2.2 to the extent utilized exclusively in connection with the conduct of the Election Business, and to the extent such more generally described items are not utilized exclusively in the conduct of the Election Business included to the extent required under Section 6.2(c):

          (a) All machinery, equipment, fixtures, furniture, supplies, tools, dies, jigs, molds, vehicles, patterns, drawings and other tangible personal property wherever located, including, without limitation, any such property more particularly described in Schedule 2.2(a) (collectively, the "Equipment");

          (b) The Inventory;

          (c) All rights to the name(s) and marks set forth on Schedule 2.2(c) and any combinations, abbreviations or derivations thereof (collectively, the "Trade Names", whether one or more);

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          (d) All Intellectual Property including, without limitation, the items more particularly described on Schedule 3.13 (collectively, the "Intellectual Property");

          (e) Subject to Sections 2.4 and 2.5, all leases, subleases and assignments (whether Seller is lessee, sublessee or assignee) relating to the Equipment, including, without limitation, all such leases, subleases or assignments and related agreements disclosed on Schedule 2.2(e) (collectively, the "Equipment Leases");

          (f) All owned real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and appurtenants thereto (such as appurtenant rights in and to public streets) disclosed on Schedule 2.2(f) hereto (collectively, the "Owned Real Property");

          (g) Subject to Sections 2.4 and 2.5, all rights under leases and subleases of real property disclosed on Schedule 2.2(g) (collectively, the "Leased Real Property");

          (h) Subject to the provisions of Sections 2.4 and 2.5, (i) all contracts and agreements of Seller relating to the sale of any Products by the Election Business, including, without limitation, the agreements listed on Schedule 2.2(h) except the Hardware Payment Component under such agreements as shown on such Schedule (the "Hardware Payment Component"),
     (ii) all orders, contracts and agreements of Seller relating to the purchase of Products, materials or services used in connection with the Election Business, and (iii) all other contracts and agreements entered into by Seller in the conduct of the Election Business including, without limitation, in each case (A) all contracts and agreements evidenced solely by purchase orders or order acknowledgments and (B) all such orders, contracts and agreements listed in Schedule 3.20 hereto (collectively, the "Contracts");

          (i) The customer lists and other customer-based data relating to the Election Business;

          (j) Cash to the extent necessary for the Book Value of the Election Business to satisfy the requirements of Section 2.10;

          (k) All the assets of Seller relating to the Election Business representing prepaid items or expenses of the Election Business;

          (l) The Accounts Receivable;

          (m) All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment and assignable third party warranties and guarantees with respect to any of the Contributed Assets;

          (n) To the extent same are transferable, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Authorities by Seller and necessary to the conduct of the Election Business;

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          (o) All books and other documents pertaining to the Contributed
     Assets, and the Assumed Liabilities, including, without limitation, fixed asset records, sales and advertising materials (including price lists), sales and purchase correspondence, technical and research data, books of account and records, ledgers, files, correspondence, plats, architectural plans, drawings and specifications, creative materials, studies, reports and other printed or written materials relating to the Election Business;

          (p) To the extent not otherwise specifically included or excluded by this Section 2.2 or Section 2.3 below, as applicable, all assets, rights, claims, contracts, agreements, causes of action and properties of Seller used in connection with the Election Business, as of the Effective Date, of every kind, character and description, whether tangible or intangible, choate or inchoate, corporeal or incorporeal, matured or unmatured, known or unknown, contingent or fixed, and wherever located; and

          (q) All loan receivables to Employees set forth on Schedule 2.2(q).

     2.3 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the parties recognize and agree that Seller is engaged in a variety of businesses other than the Election Business and that the Contributed Assets will not include the assets, properties and rights of Seller utilized in connection with such businesses (except as otherwise provided pursuant to Section 6.2(c)) or otherwise described in this Section 2.3 (collectively, the "Excluded Assets"). Subject to Section 6.2(c), the Excluded Assets shall include, but not be limited to, the following:

          (a) All of the assets, properties and rights relating to or associated with Seller's government records management business, its information systems business, its technology outsourcing business, its binders and bindery business, its title records business and other businesses not related to the sale of products or services to governments for use in connection with the conduct of public elections;

          (b) All of the assets, properties and rights associated with the Seller's corporate and divisional general and administration operations including assets, properties and rights located at 1111 West Mockingbird, 15th Floor, Dallas, Texas 75247, its offices at 2901 Third Street South, Waite Park, Minnesota 56387 (f/k/a 7227 Third Street South, St. Cloud, Minnesota 56302) and 7030 Fly Road, East Syracuse, New York 13057;

          (c) All assets, properties and rights associated with Seller's accounting systems and related computer hardware, software and networks other than those exclusively used in connection with the Election Business and located at Seller's Berkeley, California, Addison, Texas, Birmingham, Alabama, Chicago, Illinois, Rockford, Illinois or West Palm Beach, Florida locations;

          (d) All of the Hardware Payment Component, all of the notes receivable and installment obligations due from third parties of the Election Business including those described on Schedule 2.3(d) and any Accounts Receivable retained pursuant to Section 2.8(e);

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          (e) The franchise to be a corporation, certificate of incorporation, corporate seal, minute books, stock books and any other corporate records relating to the corporate organization or capitalization of Seller;

          (f) Books and records that Seller is required to retain pursuant to any statute, rule, regulation or ordinance, provided that Seller permits Company access to such books and records as provided in Section 6.2 below;

          (g) General books of account and books of original entry that comprise Seller's permanent accounting or Tax records, provided that Seller permits Company access to such books as provided in Section 6.2 below;

          (h) All cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash equivalents in excess of the amount necessary for the Book Value of the Election Business to satisfy the requirements of Section 2.10;

          (i) All defenses, rights of set-off and counterclaims arising out of or relating to any of the Retained Liabilities;

          (j) Any assets, contracts, properties or rights, including telephone systems, accounting systems, computer hardware, computer networks, computer software, books and records, correspondence, goodwill, Intellectual Property, accounts receivable, investment securities, furniture and fixtures and the like utilized in connection with more than one of the business activities of Seller or utilized by Seller in connection with its business activities generally (except to the extent that any such use by a business other than the Election Business is incidental);

          (k) Seller's corporate name and derivations thereof and the mark "BRC" and derivatives thereof; and

          (l) The excluded property described on Schedule 2.3(l) hereto.

     2.4  OBLIGATIONS UNDER ASSIGNED CONTRACTS.  Subject to the provisions of
Section 2.5 below, at the Closing, Seller shall assign, transfer, or sublet the leases and subleases for the Leased Real Property, Equipment Leases, Intellectual Property Agreements and Contracts (the "Assigned Contracts") to Company, and Company shall assume all the Assumed Liabilities with respect to the Assigned Contracts.

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     2.5  THIRD PARTY CONSENTS TO ASSIGNMENT.

          (a) In the case of any interest in any Contributed Asset, including, without limitation, any interest in any Contract, instrument, permit or other arrangement or any claim, right or benefit arising thereunder or resulting therefrom, that is not assignable without the consent of a third party (collectively, the "Restricted Interests"), Seller and Seller's Shareholder shall use their reasonable best efforts to obtain written consents to the assignment of such Restricted Interests prior to the Closing Date, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party but shall include Seller's agreement to remain secondarily liable with respect to any such Restricted Interest, subject to Company's obligations with respect to Assumed Liabilities.

          (b) This Agreement shall not constitute an agreement to assign any Restricted Interest if: (i) an assignment without the consent of a third party would constitute a breach or violation thereof or would adversely affect the rights of Company or Seller thereunder; (ii) such consent has not been obtained by the Closing Date; and (iii) such Restricted Interest, individually or in the aggregate, is not material to the Election Business. This Section 2.5(b) shall not relieve Company of its obligations to perform or assume any Assumed Liability or to comply with this Section 2.5, provided that Company gets the benefit of the Restricted Interest.

          (c) Notwithstanding anything to the contrary contained herein, it is understood and agreed to by the parties that Seller and Seller's Shareholder shall obtain written consents to the Restricted Interests designated in Schedule 2.5(c) hereto (collectively, the "Material Contract Consents"), such Material Contract Consents being a condition precedent to Company's obligation to consummate the transactions contemplated by this Agreement pursuant to Section 7.1(e) below.

          (d) If a consent of a third party which is required in order to assign any Restricted Interest (and in the case of a Material Contract Consent, the condition precedent contained at Section 7.1(e) below has been waived by Company) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey its interest to Company, Seller and/or Seller's Shareholder shall, at the request and expense of Company on or after the Closing Date and in such manner as Company shall reasonably specify and as shall be permitted by law, take all such reasonable action (including the appointment of Company as agent-in-fact for Seller and/or Seller's Shareholder) and do or cause to be done such things as shall be reasonable or proper to (i) assure that the rights and obligations of Seller thereunder shall be preserved for the benefit of Company, and (ii) facilitate receipt of the consideration to be received thereunder, which consideration Seller and/or Seller's Shareholder shall hold for the benefit of, and upon the request of Company, shall deliver to Company.

          (e) If a consent of a third party which is required in order to assign any Restricted Interest (and in the case of a Material Contract Consent, the condition precedent contained at Section 7.1(e) below has been waived by Company) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely

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     affect Seller's ability to convey its interest to Company, Company shall, at the request of Seller and at the expense of Company on or after the Closing Date in such manner as Seller shall reasonably specify and as shall be permitted by law, take all such reasonable action (including the acceptance by Company of an appointment as agent-in-fact, subcontractor, joint venturer or assignee for Seller and/or Seller's Shareholder) and do or cause to be done such things as shall be reasonable or proper to assure that Company shall assume, be responsible for and indemnify and hold Seller harmless with regard to all of obligations and liabilities associated with such Restricted Interest which would have been Assumed Liabilities if the Restricted Interest had been an Assigned Contract and any additional expenses or liabilities incurred by Seller performing its obligations under this Section 2.5(e).

     2.6 ASSUMPTION OF LIABILITIES. At the Closing, Company shall assume (a) all Liabilities first arising on or after the Effective Date relating to Company's ownership or operation of the Election Business or the Contributed Assets; (b) all accounts payable of the Election Business; (c) all accrued liabilities of the Election Business including, but not limited to, accrued liability for billings in excess of the amount earned according to percentage of completion accounting on all Assigned Contracts; (d) all Liabilities and costs, including accrued liabilities for vacation pay, accrued but unpaid salary, bonuses, commissions and the like, of Seller to or with respect to Seller's Employees, other than costs, liabilities or expenses of Seller associated with Seller's Employee Benefit Plans or any of Seller's Liabilities to Employees governed by any workers compensation or similar laws; and (e) subject to Section 2.5, all Liabilities relating to the Assigned Contracts and the Restricted Interests (collectively, the "Assumed Liabilities"); provided, however, the Assumed Liabilities shall not include any Retained Liabilities.

     2.7  RETAINED LIABILITIES.   Except as otherwise specifically set forth in
this Agreement or Schedule 2.6, Company shall not assume: (a) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law (other than warranty claims on products or services sold); (b) except as provided in Section 6.5, any Liability of the Seller for unpaid Taxes (with respect to the Election Business or otherwise) for periods prior to the Effective Date; (c) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein; (d) any Liability of Seller under this Agreement or under any side agreement between Seller on one hand and Company on the other hand entered into on or after the date of this Agreement; (e) any Liabilities to third parties resulting from personal injury or property damage (other than damage to Products) arising from defects in the design or manufacture of products which were manufactured, sold or distributed by Seller or from services provided by Seller prior to the Effective Date; (f) any Liabilities in connection with the matters disclosed on or which should have been disclosed on Schedule 3.9 before execution hereof and prior to Closing; (g) any Liabilities of Seller arising from or related to the conduct of Seller's businesses other than the Election Business; or (h) any of the contracts, claims, liabilities or expenses described on Schedule 2.7 (collectively, the "Retained Liabilities").

     2.8  CONSIDERATION FOR TRANSACTIONS.

          (a) The purchase price to be paid by AISI to Seller for the purchase of the Accounts Receivable and Inventory shall be an amount equal to the amount of the

     Accounts Receivable and Inventory as shown on the Effective Date Balance Sheet of the Election Business plus $700,000.00 (the "Purchase Price"). At the First Closing, AISI shall make payment of an estimate of the Purchase Price determined and paid as follows: (i) the sum $7,500,000.00 shall be paid by wire transfer or delivery of other immediately available United States funds; and (ii) an amount equal to the combined total of the Accounts Receivable and Inventory on the Draft Effective Date Balance Sheet of the Election Business minus $6,800,000.00 shall be paid through the issuance by AISI of a promissory note in the form of Exhibit 2.8(a) in such amount (the "AISI Note"). In the event that the combined total of the Accounts Receivable and Inventory as shown on the Effective Date Balance Sheet of the Election Business is greater or less than the combined total of such items as shown on the Draft Effective Date Balance Sheet of the Election Business, AISI shall be obligated to make a cash payment to Seller in the amount of any such excess and Seller shall be obligated to make a cash payment to AISI in the amount of any deficit. Any such payment shall be due and payable within ten days of finalization of the Effective Date Balance Sheet of the Election Business. The final net amount paid by AISI to Seller after any such adjustment shall be deemed to be the final Purchase Price.

          (b) In addition to assuming the Assumed Liabilities pursuant to
     Section 2.5 above, the consideration to be paid by Company to Seller for the purchase of the Contributed Assets shall be (i) the issuance by Company to Seller of shares of common stock of Company which after such issuance shall constitute 19.9% of the sum of all issued and outstanding shares of common stock of Company as shown on Schedule 4.2 plus the number of shares of common stock issued to AISI pursuant to this Section (the "Seller Stock"); (ii) the payment of the sum (the "Cash") of (A) $35,000,000.00 plus (B) if applicable, the amount by which the Book Value of the Election Business as shown on the Draft Effective Date Balance Sheet of the Election Business exceeds the Election Business Equity Amount minus (C) the sum of
     (I) $700,000.00 plus (II) the combined total of the Accounts Receivable and Inventory as shown on the Effective Date Balance Sheet of the Election Business; and (iii) the issuance of a promissory note of Company in the principal sum of $17,500,000.00 in the form of Exhibit 2.8(b) hereto (the "Company Note") (the Seller Stock, the Cash and the Company Note collectively, the "Total Consideration"). The Cash shall be paid by Company to Seller on the Closing Date by wire transfer or delivery of other immediately available United States funds. For purposes of determining the amount of Cash payable at the Closing, the combined total of the Accounts Receivable and Inventory as shown on the Draft Effective Date Balance Sheet of the Election Business shall be used. In addition to any adjusting payments which may be made under Section 2.10, upon receipt of the Effective Date Balance Sheet of the Election Business, Seller shall be entitled to a payment from Company if and to the extent the combined total of the Accounts Receivable and Inventory on such Balance Sheet is less than the combined total of such items on the Draft Effective Date Balance Sheet of the Election Division and Company shall be entitled to a payment from Seller if and to the extent the combined total of the Accounts Receivable and Inventory on such Balance Sheet is greater than the combined total of such items on the Draft Effective Date Balance Sheet of the Election Division. Any such payment shall be due and payable within ten (10) days of delivery of the Effective Date Balance Sheet of the Election Business. The Seller Stock and the Company Note shall be issued by Company and delivered to Seller on the Closing Date. Company further agrees that in the event that Company issues additional common stock after Closing in order that the

     Company Equity Amount requirement shall be met as provided under Section 2.10(d)(iii), upon issuance of such additional common stock, Company shall issue to Seller additional shares of common stock equal to the product of
     (i) the quotient of (A) the number of additional shares issued divided by
     (B) 0.801 multiplied by (ii) 0.199.

          In addition to assuming the AISI Note, the consideration to be paid by Company to AISI for the Accounts Receivable and Inventory and for the contribution of cash to Company by AISI as provided in the second sentence of Section 2.2 shall be issuance of common stock by Company to AISI (the "AISI Stock").

          (c) As a part of the Total Consideration, Company and the Majority Stockholders shall also execute and deliver and agree to be bound by the pledge agreements, stock powers and other agreements and instruments described on Exhibit 2.8(c) hereto (collectively, the "Collateral Agreements").

          (d)  (i)   The Purchase Price paid by AISI to Seller pursuant to
          Section 2.8(a) above hereunder shall be allocated among the Accounts Receivable and Inventory in the manner shown on Schedule 2.8(d)(i). AISI and Seller shall report and file their U.S. federal income tax returns in accordance with such allocations.

               (ii) The consideration for the assets transferred by Seller and AISI shall be allocated among the Contributed Assets in the manner shown on Schedule 2.8(d)(ii). Seller, AISI and Company shall report and file their respective U.S. federal income tax returns in accordance with such allocations.

          (e) Notwithstanding anything else herein to the contrary, in the event that the Book Value of the Election Business exceeds $18,000,000.00 on either the Draft Effective Date Balance Sheet of the Election Business or the Effective Balance Sheet of the Election Business, as the case may be, then Seller shall be entitled and required to retain an amount of Accounts Receivables of the Election Business sufficient to lower the Book Value of the Election Business to an amount less than $18,000,000.00, Seller shall select such retained Accounts Receivable, however, such selected Accounts Receivable shall be reflective of the kind and character of the Accounts Receivable of the Election Business as a whole. Seller shall have all rights, title and interest to such retained Accounts Receivable.

          (f) Notwithstanding anything else herein to the contrary, in the event the combined total of the Accounts Receivable and Inventory as shown on the Draft Effective Date Balance Sheet of the Election Business is less than $6,800,000.00 there shall be no AISI Note and the cash payment under
     Section 2.8(a) shall be reduced accordingly.

     2.9  CLOSING.

          (a) The closing of the sale and purchase of the Inventory and the Accounts Receivable described in Section 2.8(a) (the "First Closing") shall take place at 10:00 a.m., Central Standard Time, on January 15, 1997 (the "Closing Date"), but effective at 12:01 a.m. on January 1, 1997 (the "Effective Date") or at such other time, on such other date and at such place as may be mutually agreed upon by the parties hereto. The closing of the subscriptions and contributions of the Contributed Assets described in
     Section 2.8(b) (the "Second Closing") shall take place simultaneously, at the same location on the Closing Date immediately after the First Closing. The First Closing and the Second Closing shall hereinafter be collectively referred to as the "Closing."

          (b) At the First Closing, Seller shall deliver to AISI a bill of sale and assignment conveying the Inventory and Accounts Receivable to AISI and AISI shall make a cash payment to Seller in the amount of $7,500,000.00 and shall issue and deliver the AISI Note to Seller.

          (c) At the Second Closing, (i) AISI shall execute and deliver to Company a general bill of sale and assignment conveying the Accounts Receivable and Inventory to Company and, if applicable, will contribute cash as provided in the second sentence of Section 2.2, and Company shall issue AISI the AISI Stock and shall execute and deliver to AISI an assumption agreement covering the AISI Note; and (ii) Seller shall deliver to Company a general bill of sale and assignment conveying the Contributed Assets (except the Accounts Receivable and Inventory), Seller and Seller's Shareholder shall deliver all agreements, certificates, instruments and other documents and items required by Section 7.1 below which have not already been delivered by Seller and/or Seller's Shareholder to Purchaser prior to the Closing and Company shall pay Seller the Cash and shall issue and deliver to Seller the Seller Stock, the Company Note, the Collateral Agreements and an assumption agreement covering the Assumed Liabilities, and Company shall deliver all agreements, certificates, instruments and other documents and items required by Section 7.2 below which have not already been delivered by Company to Seller prior to Closing. The bills of sale and assignment and assumption agreements called for under this Section
     2.9 shall all be dated as of the Effective Date and shall be in form and substance reasonably satisfactory to each party thereto.

          (d) All agreements, documents and instruments executed and delivered at the Closing shall be dated and for all purposes the transaction shall be deemed to be consummated as of the Effective Date. During the period between the Effective Date and the Closing Date, Seller shall retain possession of the Contributed Assets and shall operate the Election Business for the benefit of Company. Promptly following Closing, Seller shall account to Company for all receipts and disbursements of the Election Business during the period between the Effective Date and the Closing Date. From and after Closing, the parties shall cooperate in the timely settlement and respective payment of all accounts and transactions occurring between the Effective Date and the Closing Date.

     2.10 POST-CLOSING ADJUSTMENTS.

          (a) The parties acknowledge and agree that the Purchase Price and Total Consideration have been determined and based on the agreement of the parties that the Book Value of the Election Business shall be $15,000,000.00 (the "Election Business Equity Amount") and the Book Value of Company shall be $5,000,000.00 (the "Company Equity Amount") as of the Effective Date. To accomplish the foregoing, certain adjusting transactions shall be made pursuant to this Section 2.10. For purposes hereof, "Book Value of the Election Business" shall mean the excess of the book value of the Contributed

     Assets over the Assumed Liabilities as of the Effective Date (but without giving effect to any of the transactions contemplated herein) as reflected on the Effective Date Balance Sheet of the Election Business and the "Book Value of Company" means the stockholder's equity of Company as of the Effective Date (but without giving effect to the transactions contemplated herein other than any contribution of cash by AISI as contemplated in the second sentence of Section 2.2) as reflected on the Effective Date Balance Sheet of Company.

          (b) Seller and Company shall prepare estimated balance sheets of the Election Business (including only the Contributed Assets and Assumed Liabilities for purposes hereof) and Company, respectively, as of the close of business on the day prior to the Effective Date, using all available financial data (the "Draft Effective Date Balance Sheets"). Copies of each party's Draft Effective Date Balance Sheet shall be delivered to the other party at the Closing.

          The Draft Effective Date Balance Sheet of the Election Business shall show the Book Value of the Election Business to be not less than the Election Business Equity Amount and if such requirement otherwise would not be met, Seller shall include as part of the Contributed Assets sufficient cash so that the Book Value of the Election Business as shown on such Draft Effective Date Balance Sheet will satisfy such requirement. In lieu of including cash as part of the Contributed Assets, at the option of Seller, the Cash payable by Company at Closing shall be decreased by an amount equal to the shortfall between the Election Business Equity Amount and the Book Value of the Election Business as shown on the Draft Effective Date Balance Sheet of the Election Business and such reduction in cash shall be deemed to be cash of the Election Business.

          The Draft Effective Date Balance Sheet of Company shall show that the Book Value of Company is not less than the Company Equity Amount (minus, if applicable, any cash contributed to Company by AISI pursuant to the second sentence of Section 2.2).

          (c) Within ninety (90) days after the Closing Date, Seller and Company shall prepare and deliver to each other balance sheets of the Election Business (including only the Contributed Assets and Assumed Liabilities for purposes hereof) and Company, respectively, as of the Effective Date prepared in accordance with GAAP applied consistently with the prior audited balance sheets of Seller and Company together with unqualified audit opinions of the Auditors stating that the Effective Date Balance Sheets have been so prepared. Such audited balance sheets shall hereinafter be referred to as the "Effective Date Balance Sheets". The Effective Date Balance Sheets shall not reflect the transactions contemplated herein (other than, if applicable, any contribution of cash to Company by AISI pursuant to the second sentence of Section 2.2). Seller and Company shall also cause their respective Auditors to make the work papers and back-up materials used in preparing the Effective Date Balance Sheets available to the other party and its accountants and other representatives at reasonable times and upon reasonable notice following delivery of the Effective Date Balance Sheets.

          (d) Based on the Effective Date Balance Sheets, the following adjusting transactions shall occur: (i) if the Book Value of the Election Business as shown on its

     Effective Date Balance Sheet is less than the Book Value of the Election Business as shown on its Draft Effective Date Balance Sheet, Seller shall make a cash payment to Company in the amount of such deficiency; (ii) if the Book Value of the Election Business as shown on its Effective Date Balance Sheet is greater than the Book Value of the Election Business as shown on its Draft Effective Date Balance Sheet, Company shall make a cash payment to Seller in the amount of such excess; (iii) if the Book Value of Company as shown on its Effective Date Balance Sheet is less than the Company Equity Amount, the Majority Stockholders shall purchase common stock of Company in the amount of such deficiency in accordance with the terms of Section 6.11 and Seller shall be issued additional shares of common stock of Company as provided in Section 2.8(b); and (iv) if the Book Value of Company as shown on its Effective Date Balance Sheet is greater than Company Equity Amount, Seller shall make a payment to Company in the amount of the product of 0.2484 multiplied by such excess. Any adjusting payment required under this Section 2.10(d) shall be made within ten (10) days of delivery of the applicable Effective Date Balance Sheet. Any adjusting payment made pursuant to this Section 2.10(d) shall be deemed to be a purchase price adjustment with respect to the issuance and sale of common stock of Company to Seller.

          (e) If as a result of Seller's or Company's review of the Effective Date Balance Sheets and related materials, either party has any objections to either of the Effective Date Balance Sheets on the grounds that they were not prepared in accordance with the requirements set forth in Section 2.10(c), it will deliver a detailed statement describing its objections to the other party within sixty (60) days after receiving the Effective Date Balance Sheets. Company and Seller will use reasonable efforts to resolve any such objections themselves. If the parties do not reach a final resolution within thirty (30) days after the last date on which objections may be delivered, Company and Seller will submit the unresolved objections to the Mediator for resolution, whose decision shall be rendered forty-five
     (45) days after submittal to him. The determination of the Mediator will be set forth in writing and will be conclusive and binding upon the parties. In the event the parties submit any unresolved objections to the Mediator for resolution as provided herein, Company and Seller will share responsibility for the fees and expenses of the Mediator as follows: (i) if the Mediator resolves all of the remaining objections in favor of Company, the Seller will be responsible for all the fees and expenses of the Mediator; (ii) if the Mediator resolves all the remaining objections in favor of the Seller, Company will be responsible for all the fees and expenses of the Mediator; and (iii) if the Mediator resolves some of the remaining objections in favor of Company and the rest of the remaining objections in favor of the Seller, the Seller and Company each will be responsible for a proportionate amount of the fees and expenses of the Mediator based on the dollar amount of the objections resolved against it, compared to the total dollar amount of all objections submitted to the Mediator. Within ten (10) days of the written decision of the Mediator, the parties shall make adjusting payments and/or take such other action as contemplated under Section 2.10(d) as if the Effective Date Balance Sheets were revised to reflect the Mediator's resolution of the objections of the parties. Any adjusting payment made pursuant to this Section 2.10(e) shall be deemed to be a purchase price adjustment with respect to the issuance and sale of common stock of Company to Seller.

     2.11 EMPLOYEES. Prior to the Closing Date, Company shall offer to employ substantially all of the current Employees in the Election Business following the Closing Date in their current position and at base salary, but not necessarily at benefit or incentive compensation and commission levels, equal to those in existence immediately prior to the Closing Date. For the purposes hereof, Company's obligations to employ substantially all of Seller's Employees shall be deemed satisfied notwithstanding Company's failure to offer employment to up to five (5) of such Employees. Any employment of Employees by Company shall be on an "at will" basis and in no event shall any Employee be a third party beneficiary of Company's agreement hereunder. Each of the Employees, upon accepting employment with Company, shall receive prior service credit in Company's qualified retirement plan and future determination of severance benefits equal to the credit accorded such person under Seller's equivalent plans or severance policies. With regard to such retirement plan, such credit shall be limited to credit for purposes of eligibility and vesting but not for purposes of benefits attributable to such prior service. From the date of this Agreement until Closing or termination of this Agreement, Seller and Seller's Shareholder shall not terminate any Employee or transfer or otherwise materially change the job responsibilities of any Employee without first consulting with Company and obtaining Company's consent, which consent will not be unreasonably withheld. For a period of two (2) years after the Effective Date, Seller, Seller's Shareholder and their Affiliates shall refrain from any and all employment discussions and will not offer employment to any Employee during such person's employment with Company. For a period of two (2) years following the Effective Date, Company and its Affiliates shall refrain from any and all employment discussions and will not offer employment to any employee of Seller, other than the Employees. From the date of this Agreement until Closing, Seller and Seller's Shareholder shall cooperate fully with Company to provide access to the persons whom Company has a right to interview and solicit for employment as provided above, including, without limitation, allowing reasonable interruption of the duties of such persons for purposes of interviews and recruiting and providing Company access to and copies of personnel records relating to such persons. Seller shall be solely responsible for any and all wages, benefits and other obligations relating to Employees employed by Seller prior to the Effective Date other than wages and other Liabilities reflected on the Effective Date Balance Sheet. As to Employees hired by Company as contemplated above, Company shall assume and agree to honor any accrued and unused vacation days to which such Employees are entitled as of the Effective Date. Company will credit such Employees with unused vacation time accrued with Seller (including vacation contingently earned in the current employment year) for use as vacation time during the employment of such persons by Company or, if required by applicable law or by agreement of Company and the applicable Employee, Company shall make payment to such Employees with respect to such unused vacation time. On or immediately prior to the Closing Date, Seller shall deliver to Company a Schedule showing, with respect to each Employee which Company has a right to solicit for employment as contemplated by this Section 2.11, the number of unused vacation days to which such Employee is entitled as of the Effective Date. The schedule shall include a calculation, together with reasonable supporting details and documentation, of the value of the unused vacation days of each such Employee. For purposes of such calculation, the value shall reflect an appropriate hourly rate of compensation including, without limitation, the employer's share of all payroll taxes attributable to the unused vacation days. The value as of the Effective Date of the unused vacation days of all Employees of the Election Business, except those Employees that Company has already determined that it will not hire, as evidenced by written notice to Seller to that effect, shall tentatively be treated as the accrued liability for vacations in the Draft Effective Date Balance Sheet of the Election Business. At the time the Effective Date Balance Sheet is finalized, appropriate adjustments shall be made to reflect the value of unused vacation days as of the Effective Date of the Employees actually employed by Company.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                       OF SELLER AND SELLER'S SHAREHOLDER

     Seller and Seller's Shareholder, jointly and severally, hereby represent and warrant to Purchaser (which representations and warranties shall be true and correct on the date hereof and as of the Effective Date) as follows:

     3.1  ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly organized to carry on the business presently being conducted by it, including, but not limited to the Election Business. Seller's Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly organized to carry on the business presently conducted by it.

          (b) Seller and Seller's Shareholder are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where qualification of the Election Business is required. Schedule 3.1 hereto lists the jurisdictions in which qualification of the Election Business is required.

          (c) Seller has full corporate power and authority to carry on the Election Business and to own and use the Contributed Assets.

     3.2  AUTHORITY AND ENFORCEABILITY.   Seller and Seller's Shareholder have
full power and authority to make, execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Seller and Seller's Shareholder have been duly authorized by all necessary corporate action on the part of Seller and Seller's Shareholder. This Agreement has been duly executed and delivered by Seller and Seller's Shareholder and constitutes the valid and legally binding obligation of Seller and Seller's Shareholder,
enforceable in accordance with its terms and conditions.   Except as disclosed
in Schedule 3.2 hereto, neither Seller nor Seller's Shareholder are required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

     3.3  NONCONTRAVENTION.   Neither the execution or delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, or any material statute, regulation, rule, or any injunction, judgment, order, decree, ruling, charge or other material restriction of any Authority to which Seller or Seller's Shareholder are subject or any provision of the certificate of incorporation or bylaws, as amended, of Seller or Seller's Shareholder; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which Seller and/or Seller's Shareholder is a party or by which they are bound or which any of the Contributed Assets are subject (or result in the imposition of any Lien, restriction and/or condition upon any of the Contributed Assets).

     3.4 SUBSIDIARIES. The business of the Election Business is conducted entirely by the Seller and all assets and properties used in connection with such business are owned or leased by the Seller. Seller has no subsidiaries which are involved in any way with the conduct of the Election Business.

     3.5  TITLE TO ASSETS.   Seller has good and marketable title to, or a valid
leasehold interest or license interest in, as applicable, the Contributed Assets, free and clear of all Liens, restrictions and/or conditions, except for Contributed Assets disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet of the Election Business.

     3.6 FINANCIAL STATEMENTS. The books of account and related records of the Election Business correctly, accurately and completely reflect all of its assets, Liabilities and transactions. Seller has delivered to Purchaser the unaudited statements of income for the Election Business for the fiscal years ended December 31, 1994, and December 31, 1995, and the unaudited balance sheet and statement of income as of and for the nine (9) months ended September 30, 1996 (collectively the "Election Business Financial Statements"). The Election Business Financial Statements are attached hereto as Schedule 3.6 and (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with GAAP consistently applied, and (c) fairly present the financial condition, assets and Liabilities of the Election Business as at their respective dates and the results of its operations for such fiscal year and period, except that the Election Business Financial Statements lack footnotes and other presentation items and have been prepared based upon certain assumptions as to the allocation of costs, assets and liabilities among Seller's various businesses, which assumptions Seller believes to be reasonable.

     3.7  ABSENCE OF CHANGE.   Since the Most Recent Balance Sheet Date, there
has not been any change in the Election Business which has had or could reasonably be expected to have a Material Adverse Effect on the Election Business. Without limiting the generality of the foregoing sentence, since the Most Recent Balance Sheet Date, except as disclosed in Schedule 3.7 hereto, there has not been:

          (a) Any sale, lease, transfer or assignment by the Election Business of any of its material assets, tangible or intangible, other than for fair consideration in the ordinary course of business consistent with past practice;

          (b) Any agreement, contract, lease or license (or series of related agreements, contracts, leases and/or licenses) entered into by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

          (c) Any acceleration, termination, modification or cancellation by any Person (including Seller) of any agreement, contract, lease or license (or series of related agreements, contracts, leases and/or licenses) involving more than $100,000.00 to which the Election Business is a party or by which its is bound;

          (d) Any material Lien, restriction or condition imposed by Seller upon any of the assets of the Election Business, tangible or intangible;

          (e) Any capital expenditure (or series of related capital expenditures) made or committed by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

          (f) Any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and/or acquisitions) by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

          (g) Any note, bond or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation created, incurred, assumed or guaranteed by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice;

          (h) Any delay or postponement in the payment of accounts payable or other Liabilities of the Election Business outside the ordinary course of business consistent with past practice;

          (i) Any cancellation, compromise, waiver or release of any right or claim (or series of related rights and/or claims) by the Election Business involving more than $100,000.00 or $10,000.00 outside the ordinary course of business consistent with past practice other than rights or claims relating to Excluded Assets or Retained Liabilities;

          (j) Any material disposition by the Election Business of or failure to keep in effect any rights in, to or for the use of any Intellectual Property;

          (k) Any damage, destruction or loss (whether or not covered by insurance) experienced by Seller with respect to any assets or property of the Election Business;

          (l) Any loan or other transaction outside of the ordinary course of business between Seller and any of the Employees involving in excess of $10,000.00;

          (m) Any employment contract or collective bargaining agreement, written or oral, entered into by Seller involving any Employee, or material modification of the terms of any such existing contract or agreement;

          (n) Any increase in the base compensation or any payment of bonus compensation to any Employee except in the ordinary course of business consistent with past practice;

          (o) Any adoption of, material amendment or modification to or termination of any Employee Benefit Plan or other plan, contract, commitment or arrangement for the benefit of any Employees;

          (p) Any other change by Seller in the employment terms for any Employees outside of the ordinary course of business consistent with past practice;

          (q) Any charitable pledge or contribution or any other capital contribution by the Election Business outside of the ordinary course of business consistent with past practice; or

          (r) Any other material occurrence, event, incident, action, failure to take action or transaction involving the Election Business outside of the ordinary course of business consistent with past practice.

     3.8  UNDISCLOSED LIABILITIES.   Seller does not have any Liability (and
there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) relating to the Election Business or relating to Seller which could have a Material Adverse Effect on the Election Business, except for (a) Liabilities set forth on the face of or provided for in the Most Recent Balance Sheet; and (b) Liabilities which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

     3.9  LITIGATION AND CLAIMS.   Schedule 3.9 hereto sets forth each instance
in which the Election Business (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or is threatened to be made a party or has been a party within the past three years to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Schedule 3.9 which are pending or threatened can reasonably be expected to result in a Material Adverse Effect on the Election Business. Seller's Shareholder and Seller do not have any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Election Business.

     3.10  LEGAL COMPLIANCE.   Except as disclosed in Schedule 3.10 hereto and
as to environmental matters which shall be governed by Section 3.12 below, the Election Business has complied in all material respects with all applicable laws, ordinances, rules, regulations and orders of all Authorities, and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Seller alleging any failure to so comply. Seller has obtained all material licenses, permits, certificates, approvals, authorizations and registrations required to conduct the business of the Election Business, a listing of which is set forth on Schedule 3.10 and copies of which shall be delivered by Seller to Purchaser prior to Closing, and such material licenses, permits, certificates, approvals, authorizations and registrations are current and have not been revoked, suspended, canceled or terminated.

     3.11 REAL PROPERTY; LEASES.

          (a) The Contributed Assets do not consist of any Owned Real Property.

          (b) Seller has delivered to Company correct and complete copies of the leases and subleases, as amended to date, listed in Schedule 2.2(g) hereto. With respect to each lease or sublease for Leased Real Property:

              (i) The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

              (ii) Except as set forth on Schedule 3.11(b), the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

              (iii) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (iv) No party to the lease or sublease has repudiated any provision thereof;

              (v) There are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

              (vi) With respect to each sublease, the representations and warranties set forth in Sections 3.11(b)(i) through 3.11(b)(v) above are true and correct with respect to the underlying lease;

              (vii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on or encumbered any interest in the leasehold or subleasehold;

              (viii) All facilities leased or subleased thereunder have received all material approvals of Authorities (including licenses, permits, certificates, authorizations and registrations) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, ordinances, rules and regulations; and

              (ix) All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     3.12 ENVIRONMENTAL MATTERS.    Except as disclosed in Schedule 3.12
hereto, the Election Business (a) has complied with the Environmental Laws in all respects (and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Seller alleging any such failure to comply),
(b) has obtained and been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required under the Environmental Laws; and (c) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

     3.13 INTELLECTUAL PROPERTY. Schedule 3.13 hereto sets forth all of the Election Business material Intellectual Property and material Intellectual Property Agreements. Except for the items described on Schedule 3.13 hereto, no other material Intellectual Property is required for the operation of the Election Business in the ordinary course consistent with past practice. All of the registered Intellectual Property is valid and in good standing, and Seller has taken all steps necessary to perfect its ownership of the same and no other Person has or claims any interest with respect thereto. Seller has the valid right to use all of the unregistered Intellectual Property. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the material Intellectual Property. Seller has not materially interfered with or infringed upon, or misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the operation of the Election Business. To the Knowledge of Seller, Seller has not ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Election Business must license or refrain from using any intellectual property rights of any third party) which could reasonably be expected to have a Material Adverse Effect on the Election Business.

     3.14 ALL ASSETS; CONDITION OF CONTRIBUTED ASSETS.   The Contributed Assets
include all material assets, properties and contracts which are necessary for the operation of the Election Business as presently conducted, other than assets associated with general corporate operations, accounting, telecommunications and Employee Benefit Plans. Each of the Contributed Assets with a material book value and constituting tangible assets has been maintained in accordance with normal industry practice.

     3.15 INVENTORY.

          (a) Except to the extent reserved against in the Most Recent Balance Sheet of the Election Business, all of the Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of the Inventory is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory write down set forth on the face of such Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Seller.

          (b) All of the Inventory is the property of Seller, except for sales made in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date of the Election Business, and for each of these sales either the purchaser has made full payment or the purchaser's liability or obligation to make payment is fully reflected in the books of Seller. Except as set forth on Schedule 3.15 hereto, no part of the Inventory has been pledged as collateral or is held by Seller on consignment from others. The amount of inventory shown on the Effective Date Balance Sheet will be based on quantities determined by physical count or measurement.

     3.16 EMPLOYEES.

          (a) Schedule 3.16 hereto sets forth a complete and accurate list of the following information for each of the Employees, including each Employee on leave of absence or layoff status: name, job title and current base salary.

          (b) Except as disclosed in Schedule 3.16 hereto, to the Knowledge of Seller, no executive, officer or key Employee or group of Employees has any plans to terminate employment with Seller (other than in connection with the transactions contemplated herein). The Election Business is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes during the preceding five (5) years. The Election Business has not committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees.

          (c) The commission plans attached hereto as part of Schedule 3.16 reflect in all material respects all commission plans of the Election Business and no Employee or other person will be entitled to any commission on future sales of the Election Business materially inconsistent with what is provided for under such plans.

     3.17 EMPLOYEE BENEFITS. With respect to each Employee Benefit Plan maintained by Seller, except as set forth in Schedule 3.17 or except as will not have a Material Adverse Effect on the operation of the Election Business by Company; (a) each of the Employee Benefit Plans is being administered in all material respects in accordance with the documents and instruments governing such plan, such documents and instruments are consistent with the provisions of ERISA, and none of the Employee Benefit Plans or the trustees or administrators of the Employee Benefit Plans has breached any fiduciary duty with respect to the Employee Benefit Plans imposed by ERISA, (b) none of Seller, Seller's Shareholder, the Employee Benefit Plans or the trustees or administrators of the Employee Benefit Plans has engaged in any "prohibited transactions" as such term is defined in (S) 4975 of the Code (or in Part 4, of Subtitle B of Title I of ERISA) which could subject Seller, any of the Employee Benefit Plans or any trust thereunder or any such trustees or administrators to the tax on or any penalty or sanction with respect to prohibited transactions imposed by (S) 4975 of the Code or any other section of ERISA, (c) each of the Employee Benefit Plans which is a "pension plan" as defined in ERISA has been determined by an appropriate district director of the Internal Revenue Service to be "qualified" within the meaning of (S) 401(a) of the Code and none of the principal officers of Seller knows of any facts which would adversely affect the qualified status of any such plans, (d) with respect to each of the Employee Benefit Plans there has been compliance in all material respects with the reporting and disclosure requirements of ERISA, and (e) no representations have been made to participants or beneficiaries with respect to benefits under the Employee Benefit Plans that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of said plans. Schedule 3.17 lists all Employee Benefit Plans of Seller in which any of the Employees participate.

     3.18 CUSTOMERS AND SUPPLIERS. Except as indicated in Schedule 3.18 hereto, Seller has no information, nor is it aware of any facts, indicating that any of its customers or suppliers intend to cease doing business with, or materially alter the amount of business that they are doing with Seller and the Election Business in a manner which has caused or could reasonably be expected to cause a Material Adverse Effect on the Election Business.

     3.19 SALES REPRESENTATIVES, DEALERS AND DISTRIBUTORS. Except as set forth in Schedule 3.19 hereto, Seller is not a party to any contract or agreement with any Person under which such other Person is a sales agent, representative, dealer or distributor of any of the Election Business's products and which by its terms cannot be terminated at will or on not more than thirty (30) days' prior notice.

     3.20 MATERIAL CONTRACTS. Schedule 3.20 hereto contains a list of each Assigned Contract (other than those set forth on Schedule 2.2(g)) which involves the payment of future consideration in excess of $100,000.00 or the delivery in the future of goods or services having a value in excess of $100,000.00, by the Election Business ("Material Contracts of Election Business"). Seller has delivered or made available to Purchaser a correct and complete copy of each written Material Contract of Election Business, as amended to date, listed in
Schedule 3.20 hereto.  With respect to each such Material Contract of Election
Business: (a) the Material Contract of Election Business is legal, valid, binding and enforceable and in full force and effect; (b) except as provided for on Schedule 3.20, the Material Contracts of Election Business will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such agreement; and (d) no Person has repudiated any provision of such agreement.

     3.21 INSURANCE.   Schedule 3.21 hereto sets forth a complete and correct
list of all policies of insurance of Seller relating to the Election Business, specifying for each policy the carrier, the risks insured, the amounts of
coverage.   All such policies are outstanding and in full force and effect and will remain so until the Closing.

     3.22 PRODUCTS LIABILITY / WARRANTY. Except as disclosed in Schedule 3.22 and as accrued for on the Most Recent Balance Sheet of the Election Business, there are no (a) material Liabilities of the Election Business with respect to any product liability or any similar claim that relates to any products manufactured and/or sold by Seller to others, including, but not limited to, the Products; or (b) material Liabilities of the Election Business with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any products manufactured or sold by Seller other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business to purchasers of the Products of Seller.

     3.23 NOTES AND ACCOUNTS RECEIVABLE. Except as set forth on Schedule 3.23, all note and accounts receivable of the Election Business constituting Contributed Assets are and will at the Effective Date be properly reflected on its books and records and will constitute valid receivables subject to no set offs or counterclaims.

     3.24 TAXES.   Seller and/or Seller's Shareholder have and shall have,
with respect to the Election Business and the Contributed Assets, through the Closing Date, (a) timely filed all returns and reports of or for Taxes, including information returns; (b) paid all Taxes which are shown to have come due pursuant to such returns or reports; and (c) paid all other Taxes for which a notice of or assessment or demand for payment has been received other than Taxes being contested in good faith. All such returns or reports have been prepared in all material respects in accordance with all applicable laws and rules and regulations of Authorities and accurately reflect the taxable income (or other measure of Tax) of Seller and/or Seller's Shareholder.

     3.25 FULL DISCLOSURE.   No representation, warranty, covenant or agreement
made by Seller in this Agreement or any certificate, instrument or other document delivered at Closing pursuant hereto will contain any false or misleading statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein when viewed as a whole in the context made not false or misleading.

     3.26 INVESTMENT REPRESENTATIONS. Seller (a) acknowledges and understands that the Seller Stock and the Company Note have not been, and will not be, registered under the Securities Act of 1933, as amended or any state securities law, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring such Stock and Note solely for its own account for investment purposes, and not with a view to distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received information concerning Company and has had the opportunity to obtain additional information as necessary in order to evaluate the merits and risks inherent in holding such Stock and such Note; and (e) is able to bear the economic risk and lack of liquidity inherent in holding such Stock and such Note.

     3.27 EFFECTIVE DATE BALANCE SHEET OF ELECTION DIVISION. The Effective Date Balance Sheet of the Election Division shall be true, complete and correct in all material respects.

     3.28 CERTAIN TAX MATTERS. It is the intent of the Seller and Seller's Shareholder that the transactions described in Sections 2.2 through 2.7, 2.8(b), 2.9(c) and 2.10 shall be treated as a Section 351 Transaction.

                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Company represents and warrants to Seller with respect to all matters regarding Company or AISI and AISI represents and warrants to Seller with respect to all matters regarding AISI (which representations and warranties shall be true and correct on the date hereof and as of the Effective Date) as follows:

     4.1 ORGANIZATION; QUALIFICATION AND CORPORATE POWER. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly organized to carry on the business presently being conducted by it. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. Schedule 4.1 hereto lists the jurisdictions in which qualification of Company is required.

     AISI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska and is duly authorized to carry on the business presently conducted by it. AISI is not authorized to conduct business in any State other than the State of Nebraska.

     4.2 CAPITALIZATION. The authorized capital stock of Company consists of 1,500,000 shares of common stock of which 697,505 shares are issued and outstanding and no shares of common stock are held in treasury. All of the issued and outstanding shares of common stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule
4.2 there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company. A listing of the shareholders of Company is also set forth on Schedule 4.2. AISI owns the stock of the Company shown to be owned by it on Schedule 4.2 free and clear of all Liens. Upon issuance to the Seller, the Seller Stock will be validly issued, fully paid and nonassessable and free and clear of any Liens, other than Liens created by Seller.

     4.3 AUTHORITY AND ENFORCEABILITY. Each of Company and AISI has full corporate power and authority to make, execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action on their respective parts. This Agreement has been duly executed and delivered by each of Company and AISI and constitutes the valid and legally binding obligation of each of Company and AISI enforceable in accordance with its terms and conditions.
Except as disclosed in Schedule 4.3 hereto, neither Company nor AISI is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

     4.4 NONCONTRAVENTION. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which Company or AISI is subject or any provision of the certificate of incorporation or bylaws, as amended, of Company or AISI; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Company or AISI is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of a Lien, restriction and/or condition upon any of their respective assets).

     4.5  SUBSIDIARIES.   Set forth on Schedule 4.5 hereto is a list of each
subsidiary of Company and each business entity over which the Company has, directly or indirectly, the authority to elect a majority of the Board of Directors or other governing body. Company has no plans to assign any of the Contributed Assets to any other business entity, excluding any subsidiary of Company.

     4.6  ASSETS.   Company has good and marketable title to, or a valid
leasehold interest or license in, as applicable, all of its assets, free and clear of all Liens, restrictions and/or conditions, other than those properly reflected in the Most Recent Balance Sheet of Company.

     4.7  FINANCIAL STATEMENTS.   The books of account and related records of
Company correctly, accurately and completely reflect all of its assets, Liabilities and transactions in accordance with GAAP consistently applied. Company has delivered to Seller the audited (except as otherwise noted) balance sheets and statements of income, changes in stockholders' equity and cash flow for Company as of and for the fiscal years ended September 30, 1995, September 30, 1994, and September 30, 1993 and for the twelve (12) months ending September 30, 1996 (unaudited) (collectively the "Company Financial Statements"). The Company Financial Statements (including the notes thereto) (a) are in accordance with the books and records of Company; (b) have been prepared in accordance with GAAP consistently applied; and (c) fairly present the financial condition, assets and Liabilities of Company at their respective dates and the results of its operations and changes in stockholders' equity and cash flow for such fiscal year and period, except that the unaudited financial statements lack footnotes and other presentation items.

     4.8  ABSENCE OF CHANGE.   Since the Most Recent Balance Sheet Date, there
has not been any change in Company which could reasonably be expected to have a Material Adverse Effect on Company. Without limiting the generality of the foregoing sentence, since the Most Recent Balance Sheet Date, except for transactions contemplated in this Agreement or as disclosed in Schedule 4.8, there has not been:

          (a) Any sale, lease, transfer or assignment by Company of any of its material assets, tangible or intangible, other than for fair consideration in the ordinary course of business consistent with past practice;

          (b) Any agreement, contract, lease or license (or series of related agreements, contracts, leases and/or licenses) entered into by Company either involving more than $50,000.00 or $5,000.00 outside the ordinary course of business consistent with past practice;

          (c) Any acceleration, termination, modification or cancellation by any Person (including Company) of any agreement, contract, lease or license (or series of related agreements, contracts, leases and/or licenses) involving more than $50,000.00 to which Company is a party or by which it is bound;

          (d) Any material Lien, restriction or condition imposed by Company upon any of the assets of Company, tangible or intangible;

          (e) Any capital expenditure (or series of related capital expenditures) made by Company involving more than $25,000.00 or $2,500.00 outside the ordinary course of business consistent with past practice;

          (f) Any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and/or acquisitions) by Company involving more than $25,000.00 or $2,500.00 outside the ordinary course of business consistent with past practice;

          (g) Any note, bond or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation created, incurred, assumed or guaranteed by Company involving more than $25,000.00 or $2,500.00 outside the ordinary course of business consistent with past practice;

          (h) Any delay or postponement in the payment of accounts payable or other Liabilities of Company outside the ordinary course of business consistent with past practice;

          (i) Any cancellation, compromise, waiver or release of any right or claim (or series of related rights and/or claims) by Company involving more than $50,000.00 or $5,000.00 outside the ordinary course of business consistent with past practice;

          (j) Any material disposition by Company of any Intellectual Property;

          (k) Any damage, destruction or loss (whether or not covered by insurance) experienced by Company with respect to any assets or property of Company;

          (l) Any loan or other transaction outside of the ordinary course of business between Company and any of its employees or Affiliates;

          (m) Any employment contract or collective bargaining agreement, written or oral, entered into by Company involving any of its employees, or any material modification of the terms of any such existing contract or agreement;

          (n) Any increase in the base compensation or any payment of bonus compensation to any of Company's employees except in the ordinary course of business consistent with past practice;

          (o) Any adoption of any material amendment or modification to or termination of any Employee Benefit Plan or other plan, contract, commitment or arrangement for the benefit of any of Company's employees;

          (p) Any other change by Company in the employment terms for any of its employees outside of the ordinary course of business consistent with past practice;

          (q) Any charitable pledge or contribution or any other capital contribution by Purchaser outside of the ordinary course of business consistent with past practice;

          (r) Any transaction involving any note or other instrument convertible into the capital stock of Company, or any entering into or modification of any agreement involving any note or instrument convertible thereto;

          (s) Any change in the executive officers or other management of Company, or any event which could reasonably be expected to give rise to same; or

          (t) Any other material occurrence, event, incident, action, failure to take action or transaction involving Company outside of the ordinary course of business consistent with past practice.

     4.9  UNDISCLOSED LIABILITIES.   Company does not have any Liability (and
there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for (a) Liabilities set forth on the face of or provided for in the Most Recent Balance Sheet of Company (rather than in any notes thereto); and (b) Liabilities which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

     4.10 LITIGATION AND CLAIMS.   Schedule 4.10 hereto sets forth each
instance in which Company (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or is threatened to be made a party or has been a party within the past three (3) years to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Schedule 4.10 which are pending or threatened could reasonably be expected to result in any Material Adverse Effect on Company. Company does not have any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Company.

     4.11 LEGAL COMPLIANCE.   Except as disclosed in Schedule 4.11 hereto and
as to environmental matters which shall be governed by Section 4.12 below, Company has complied in all material respects with all applicable laws, ordinances, rules, regulations and orders of all Authorities, and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Company alleging any failure to so comply. Company has obtained all licenses, permits, certificates, approvals, authorizations and registrations required to conduct the business of Company, a listing of which is set forth on Schedule 4.11, and such licenses, permits, certificates, approvals, authorizations and registrations are current and have not been revoked, suspended, canceled or terminated.

     4.12 ENVIRONMENTAL MATTERS.    Except as disclosed in Schedule 4.12
hereto, Company (a) has complied with the Environmental Laws in all respects (and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Company alleging any such failure to comply), (b) has obtained and been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required under the Environmental Laws; and (c) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

     4.13 INTELLECTUAL PROPERTY.   Company has the valid right to use all of
the Intellectual Property utilized by Company in the conduct of its business and no third party has interfered with, infringed upon, misappropriated or otherwise come into contact with any of such Intellectual Property, to the knowledge of Company. Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties.

     4.14 ALL ASSETS; CONDITION OF ASSETS.   Company possesses all of the
assets, services, properties and contracts which are necessary for the operation of its business as presently conducted. Company's tangible assets have been maintained in accordance with normal industry practice.

     4.15 INVENTORY.

          (a) Except to the extent reserved against in the Most Recent Balance Sheet of Company, all of the inventory held by Company is merchantable and fit for the purpose for which it was procured or manufactured, and none of such Inventory is slow moving, obsolete, damaged or defective.

          (b) All of the inventory of Company is the property of Company, except for sales made in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, and for each of these sales either the purchaser has made full payment or the purchaser's liability or obligation to make payment is fully reflected on the books of Company. Except as set forth on Schedule 4.15 hereto, no part of Company's inventory has been pledged as collateral or is held by Company on consignment from others. The amount of inventory shown on the Most Recent Balance Sheet of Company is based on quantities determined by physical count or measurement.

     4.16 EMPLOYEES. Except as disclosed on Schedule 4.16 hereto, to the Knowledge of Company, no executive, officer or key employee or group of employees of Company has any plans to terminate employment with Company. No part of Company's business is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims or unfair labor practices or other collective bargaining disputes during the preceding three (3) years. Company has not committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to Company's employees.

     4.17 EMPLOYEE BENEFIT PLANS. With respect to each Employee Benefit Plan of Company maintained by Company except as set forth in Schedule 4.17: (a) each of the Employee Benefit Plans of Company is being administered in all material respects in accordance with the documents and instruments governing such plan, such documents and instruments are consistent with the provisions of ERISA, and none of the Employee Benefit Plans of Company or the trustees or administrators of the Employee Benefit Plans has breached any fiduciary duty with respect to the Employee Benefit Plans of Company imposed by ERISA, (b) none of Company, the Employee Benefit Plans of Company or the trustees or administrators of the Employee Benefit Plans of Company has engaged in any "prohibited transactions" as such term is defined in (S) 4975 of the Code (or in Part 4, of Subtitle B of Title I of ERISA) which could subject Company, any of the Employee Benefit Plans of Company or any trust thereunder or any such trustees or administrators to the tax on or any penalty or sanction with respect to prohibited transactions imposed by (S) 4975 of the Code or any other section of ERISA, (c) each of the Employee Benefit Plans of Company which is a "pension plan" as defined in ERISA has been determined by an appropriate district director of the Internal Revenue Service to be "qualified" within the meaning of
(S) 401(a) of the Code and none of the principal officers of Company knows of any facts which would adversely affect the qualified status of any such plans,
(d) with respect to each of the Employee Benefit Plans of Company there has been compliance in all material respects with the reporting and disclosure requirements of ERISA, and (e) no representations have been made to participants or beneficiaries with respect to benefits under the Employee Benefit Plans of Company that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of said plans. Schedule 4.17 lists all Employee Benefit Plans of Company.

     4.18 MATERIAL CONTRACTS. Schedule 4.18 hereto contains a list of all contracts, agreements or arrangements of Company which involve the payment of future consideration in excess of $50,000.00 or the delivery in the future of goods or services having a value in excess of $50,000.00 ("Material Contracts of Company"). With respect to each such Material Contract: (a) such Material Contract is legal, valid, binding and enforceable and in full force and effect;
(b) such Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such Material Contract; and (d) no Person has repudiated any provision of such Material Contract.

     4.19 TAXES. Company has and shall have through the Closing Date, (a) timely filed all returns and reports of or for Taxes, including information returns; (b) paid all Taxes which are shown to have come due pursuant to such returns or reports; and (c) paid all other Taxes for which a notice of or assessment or demand for payment has been received. All such returns or reports have been prepared in all material respects in accordance with all applicable laws and rules and regulations of Authorities and accurately reflect the taxable income (or other measure of Tax) of Company.

     4.20 FULL DISCLOSURE. No representation, warranty, covenant or agreement made by Company in this Agreement or any certificate, instrument or other document delivered at Closing pursuant hereto will contain any false or misleading statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein when viewed as a whole in the context made not false or misleading.

     4.21 EFFECTIVE DATE BALANCE SHEET OF COMPANY. The Effective Date Balance Sheet of Company shall be true, complete and correct in all material respects.

     4.22 CERTAIN TAX MATTERS. It is the intent of the Purchaser that the transactions described in Sections 2.2 through 2.7, 2.8(b), 2.9(c) and 2.10 shall be treated as a Section 351 Transaction.

                                   ARTICLE 5.
                             PRE-CLOSING COVENANTS

     The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:

     5.1  GENERAL.   Each of the parties shall use its reasonable best efforts
to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below).

     5.2  NOTICES AND CONSENTS.   Each of the parties shall give any notices to,
make filings with and use their reasonable best efforts to obtain any authorizations, consents and approvals of Authorities or Persons in connection with the matters referred to in Sections [2.5(C)], 3.2 and 4.3. above. Without limiting the generality of the foregoing, each of the parties shall file or cause to be filed any notification and report forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and shall make any further filings pursuant thereto that may be necessary in connection therewith.

     5.3  OPERATION OF BUSINESS OF ELECTION BUSINESS; ACCESS TO INFORMATION;
NOTICE OF DEVELOPMENTS.   From the date of this Agreement to the Closing, Seller
shall:

          (a) Conduct, carry on, maintain and preserve the business of the Election Business, keep available the services of the Employees, agents and representatives of the Election Business, preserve the goodwill of suppliers, customers and others having business relations with it, and maintain the Contributed Assets, as well as its books of account, records and files, all in the ordinary course of business consistent with past practice;

          (b) Not, without the prior written consent of Company except as required under this Agreement, (i) enter into any contract or commitment, waive any right or enter into any other transactions which could cause a Material Adverse Effect on the Election Business and, in the case of any contract or commitment to sell Products or services, which does not provide for a profit margin consistent with past practices other than as proposed or bid to customers prior to the date hereof; (ii) sell, dispose of, mortgage, pledge or subject to any Lien, restriction or condition any of the Contributed Assets other than in the ordinary course of business consistent with past practice; (iii) acquire or agree to acquire by purchase or otherwise any material amount of assets for the Election Business which would be included as part of the Contributed Assets other than in the ordinary course of business; (iv) increase the compensation payable to the Employees (except for increases consistent with past practices); (v) grant any severance or termination pay to, or enter into any employment or severance agreement with any Employee other than in the ordinary course of business consistent with past practice; (vi) commit a breach of or default under any Assigned Contract; (vii) violate any applicable law, regulation, ordinance, order, injunction or decree of any Authority; (viii) fail to file required reports and returns with any Authority; or (ix) fail to promptly pay all taxes, assessments, penalties or tax payments lawfully levied or assessed against it or assessed against it or any of the Contributed Assets;

          (c) Not take or omit to take any action, which action or omission would, or is reasonably likely to, result in (i) any of the representations and warranties of Seller and Seller's Shareholder set forth in this Agreement becoming untrue; or (ii) any of the conditions to Closing set forth in Article 7 not being satisfied;

          (d) Furnish or deliver to Company and Company's representatives all documents, records and information concerning the affairs of the Election Business and the Contributed Assets as Company may reasonably request in connection with Company's due diligence investigation of the Election Business; and

          (e) Give prompt written notice to Company of any event or occurrence of which either Seller or Seller's Shareholder is aware and which is causing or may cause a breach of any of the representations and warranties in Article 3 above, or of any other event or occurrence that has or is reasonably likely to have a Material Adverse Effect on the Election Business. No disclosure by Seller pursuant to this Section 5.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     5.4  OPERATION OF BUSINESS OF COMPANY; CHANGES IN STOCK; ACCESS TO
INFORMATION; NOTICE OF DEVELOPMENTS.   From the date of this Agreement to the
Closing, Company shall:

          (a) Conduct, carry on, maintain and preserve the business of Company, keep available the services of its employees, agents and representatives, preserve the good will of suppliers, customers and others having business relations with it, and maintain its assets and properties, as well as its books of account, records and files, all in the ordinary course of business consistent with past practice;

          (b) Not and shall not propose to, without the prior written consent of Seller, (i) buy, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company; (ii) repurchase or otherwise acquire any shares of its capital stock; (iii) issue, deliver or sell or authorize, propose or commit to the issuance, delivery or sale of any shares of its capital stock or any securities convertible into or any rights, warrants or options to acquire any shares and such shares that are convertible securities except as provided in
     Section 6.11;

          (c) Not take or omit to take any action, which action or omission would, or is reasonably likely to, result in (i) any of the representations and warranties of Company set forth in this Agreement becoming untrue; or
     (ii) any of the conditions to Closing set forth in Article 7 not being satisfied;

          (d) Furnish or deliver to Seller and Seller's representatives all documents, records and information concerning the affairs of the Company as Seller may reasonably request in connection with Seller's due diligence investigation of Company; and

          (e) Give prompt written notice to Seller of any event or occurrence of which Company is aware and which is causing or may cause a breach of any of the representations and warranties in Article 4 above, or of any other event or occurrence that has or is reasonably likely to have a Material Adverse Effect on Company. No disclosure by Company pursuant to this
     Section 5.4, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     5.5  SUBSEQUENT ACQUISITION PROPOSALS.   Neither Seller nor Seller's
Shareholder shall, nor shall they permit any Affiliate of, or director, officer or employee of, or any investment banker, attorney, accountant or other representative or agent retained by, or acting with the authority of, either of them to solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal (as defined below). Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any such director, officer or employee of Seller, Seller's Shareholder or any of their Affiliates, or any investment banker, attorney, accountant or other representative or agent, whether or not such Person is purporting to act on behalf of Seller and/or Seller's Shareholder, shall be deemed to be a breach and violation of this Section 5.5 by Seller and Seller's Shareholder. Notwithstanding the foregoing, prior to the Closing, Seller may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any Person pursuant to appropriate confidentiality agreements and may participate in discussions and negotiate with such Person concerning any Acquisition Proposal, if Seller's board of directors determines in its good faith judgment that such action is appropriate in furtherance of the best interests of the shareholders of Seller's Shareholder. In addition, Seller may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person. In no event will Seller, Seller's Shareholder or any of their Affiliates, enter into any agreement with any Person with respect to any Acquisition Proposal
while this Agreement is in effect.   Except for the sole purpose of implementing
the termination of this Agreement as permitted under Section 9.1(d) below, Seller's and Seller's Shareholder's boards of directors will not approve or recommend any Acquisition Proposal or any other acquisition of the Election Business or any of the Contributed Assets other than the transactions contemplated by this Agreement. Seller will promptly communicate to Purchaser the terms of any proposal, discussion or negotiation (no matter how preliminary) and the identity of the Person making such proposal which they, or any one of them, may receive in respect to any actual or potential Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, other than a proposal by Purchaser or any of its Affiliates, for a merger, exchange of capital stock or other business combination involving Seller or any proposal or offer to acquire in any manner substantial equity interests in Seller or a substantial portion of its assets, including, but not limited to, the Contributed Assets.

     5.6 WARN ACT. Seller shall take all actions, including, but not limited to, the provision of timely and appropriate notice, consistent with and in full compliance with the requirements of the WARN Act and any other applicable state, local or foreign law, to the Employees with respect to any Employee termination and/or plant closing event(s) triggering such requirements as a result of the transactions contemplated hereby. Seller shall provide Company with a copy of such notice(s) at least seven (7) days prior to their distribution to Employees. Seller shall be solely responsible for any Liability resulting from violation of the WARN Act or any other applicable state, local or foreign law as a result of any termination of Employees and/or plant closing and for any obligation to provide notice to such Employees.

     5.7 UPDATED SELLER SCHEDULES. Not later than the Closing, Seller shall deliver to the Company proposed amendments to the Schedules called for in
Article 3 necessary to cause the representations and warranties provided for therein, as modified by such schedules, to be true and correct. Notwithstanding the delivery of proposed amendments to the schedules provided for herein, no such proposed amendment shall actually amend any schedule to this Agreement without the written consent of the Company, and no such proposed amendment shall constitute an admission of liability by Seller or Seller's Shareholder or be admissible for any purpose in connection with any legal or other proceeding seeking to enforce any remedy of Company or AISI hereunder. The fact that the Company proceeds with Closing after receipt of such proposed amendments to any schedule shall not be construed as a consent of the Company to such proposed amendments or as a waiver of any claim which the Company may have with respect thereto.

     5.8 UPDATED COMPANY SCHEDULES. Not later than the Closing, Company shall deliver to Seller proposed amendments to the Schedules called for in Article 4 necessary to cause the representations and warranties provided for therein, as modified by such schedules, to be true and correct. Notwithstanding the delivery of proposed amendments to the schedules provided for herein, no such proposed amendment shall actually amend any schedule to this Agreement without the written consent of Seller, and no such proposed amendment shall constitute an admission of liability by Company or be admissible for any purpose in connection with any legal or other proceeding seeking to enforce any remedy of Seller hereunder. The fact that Seller proceeds with Closing after receipt of such proposed amendments to any schedule shall not be construed as a consent of Seller to such proposed amendments or as a waiver of any claim which Seller may have with respect thereto.

                                   ARTICLE 6.
                       CLOSING AND POST-CLOSING COVENANTS

     The parties hereto agree as follows with respect to the period as of and following the Closing:

     6.1  GENERAL.    In case at any time after the Closing any further action
is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8 below). Seller acknowledges and agrees that from and after the Closing, Company shall be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Contributed Assets except to the extent that any such documents, books, records (including Tax records), agreements and financial data shall constitute Excluded Assets.

     6.2  POST-CLOSING COOPERATION, ACCESS TO INFORMATION AND RETENTION OF
RECORDS.

          (a) Without limiting the generality of Section 6.1 above, Seller and Seller's Shareholder, Company and AISI shall cooperate fully with each other after the Closing so that each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Contributed Assets, the Assumed Liabilities or the conduct of the Election Business (whether in the possession of Seller, Seller's Shareholder or Purchaser). No files, books or records existing at the Closing Date and relating in any manner to the Contributed Assets, the Assumed Liabilities or the conduct of the Election Business shall be destroyed by any party for a period of six (6) years after the Closing Date without giving the other party at least thirty
     (30) days prior written notice, during which time such other party shall have the right (subject to the provisions of the next succeeding paragraph) to examine and to remove any such files, books and records prior to their destruction.

          (b) The access to files, books and records contemplated by Section 6.2(a) above shall be during normal business hours and upon not less than two (2) days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein as contemplated in Section 10.1 below, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

          (c) To the extent that any asset, contract, property or right would be a Contributed Asset but for the application of Sections 2.3(a) or (j) and such asset, contract, property or right is material to the conduct of the Election Business consistent with past practice, the parties agree to divide such items in proportion to their business use, or to exchange proportionate value, or to otherwise offer reasonable accommodation such that they will be able to operate their respective businesses following the Effective Date.

     6.3  TRANSITION.   Neither Seller nor Seller's Shareholder shall take any
action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, sales representative, dealer, distributor or other business associate of Seller with respect to the Election Business from maintaining the same business relationships with Purchaser as it maintained with Seller prior to the Closing. Seller and Seller's Shareholder shall refer all customer inquiries relating to the Election Business and/or the Contributed Assets to Company from and after the Closing.

     6.4  EMPLOYEE MATTERS.   Seller and Seller's Shareholder shall take all
action required to assure that Company experiences no Liability with respect to Seller's Employee Benefit Plans. Without limiting the generality of the foregoing, Seller agrees to take all actions as required by applicable law to offer continuation of insurance coverage to any terminated Employees under COBRA rules.

     6.5 CERTAIN TAXES. Seller and Company shall share equally all state and local sales, use, transfer, recording and other similar taxes and fees with respect to the sale and purchase of the Contributed Assets.

     6.6 NONCOMPETITION, NONINTERFERENCE AND CONFIDENTIALITY AGREEMENT. At the Closing, Seller and Seller's Shareholder on the one hand and Company, AISI and McCarthy Group, Inc., on the other, shall enter into a mutual Noncompetition, Noninterference and Confidentiality Agreement, substantially in the form of
Exhibit 6.6 hereto (the "Noncompetition, Noninterference and Confidentiality Agreement").

     6.7 STOCKHOLDERS AGREEMENT. At the Closing, Company, Seller and Majority Stockholders shall enter into a Stockholders Agreement in the form of Exhibit
6.7 hereto (the "Stockholders Agreement").

     6.8 REGISTRATION RIGHTS AGREEMENT. At the Closing, Company and Seller shall enter into a Registration Rights Agreement in the form of Exhibit 6.8 hereto (the "Registration Rights Agreement").

     6.9 LICENSE AGREEMENT. At the Closing, Seller's Shareholder, Seller and Company shall enter into a License Agreement in the form of Exhibit 6.9 hereto (the "License Agreement").

     6.10 CREDIT ARRANGEMENTS. Prior to the Closing, Company and Majority Stockholders shall arrange for Company to obtain financing sufficient to permit Company to make the cash payments to Seller contemplated hereunder and Seller shall have been provided evidence, reasonably satisfactory to Seller, thereof. Prior to the Closing, Company and Majority Stockholders shall arrange for each condition precedent to any lender advancing funds under the agreement contemplated by the foregoing sentence, to have been satisfied or waived and Company shall either have available to it the funds necessary to consummate the transactions contemplated by it hereunder or such funds shall be available, without restriction, subject only to the occurrence of the Closing.

     6.11 CONCURRENT PURCHASE OF STOCK. Majority Stockholders shall subscribe for and shall purchase and AISI shall issue and sell additional shares of common stock of AISI so that AISI will have sufficient cash on hand to satisfy its obligations under Section 2.8(a). Majority Stockholders further agree that in the event the Effective Date Balance Sheet of Company shows that the Book Value of Company is less than the Company Equity Amount, the Majority Stockholders will purchase and the Company shall issue additional shares of common stock of Company resulting in proceeds to Company in an amount equal to such deficiency.

     6.12 ADDITIONAL FINANCIAL STATEMENTS. After Closing, Seller shall cooperate with Company preparing the necessary financial statements with respect to the Election Business as may be necessary in order for Company to consummate a public offering of its common stock which shall include, without limitation, providing audited financial statements for the Election Business.

     6.13 COMMISSION. The parties acknowledge that Seller has incurred expense for research and development in connection with a proposal to provide election hardware to the Chicago Board of Elections and to Cook County, Illinois (the "Illinois Customers"). The parties further anticipate that a contract from one or more of the Illinois Customers may be awarded prior to the Effective Date, but in all events, all performance under any such contract, regardless if it is awarded before or after the Effective Date, will be rendered by Company. Seller agrees to provide Company general consultation with respect to the election hardware equipment proposed to be delivered to the Illinois Customers. In consideration of such consultation, Company agrees that in the event that Company receives any such contract prior to the second anniversary of the Effective Date (either through award to it or through assuming it as an Assigned Contract), Company shall pay Seller a commission equal to the product of (a) the sum of (i) the revenue collected minus (ii) the direct production costs associated with producing goods provided under such contracts and minus (iii) any commission payable to Persons other than Employees multiplied by (b) 50%, but not to exceed a total commission amount of $2,000,000.00, provided, however, no more than $1,000,000.00 of said total commission amount may be earned on any contract awarded in the second year after the Effective Date. For purposes hereof, direct production costs shall not include amortization of intangible assets or selling, general or administrative expenses and shall be determined in accordance with GAAP. Any commission becoming due under this Section 6.13 from Company to Seller shall be due and payable within ten (10) days of receipt by Company of the proceeds under such contract from either of the Illinois Customers.

     6.14 LIMITATION ON DEBT. While the Company Note remains outstanding, Company agrees not to incur term debt in the aggregate in excess of $27,500,000.00 plus working capital debt extended by Purchaser's primary lender from time to time and shall not reborrow under such term debt. Seller shall execute and deliver a subordination agreement with Company's primary lender subordinating the indebtedness under the Company Note and the security interest in the assets of Company and providing, in addition to other terms reasonably deemed appropriate by such primary lender, that Seller will be entitled to receive interest payments on the Company Note currently if both before and after the payment Company is not in default under the Company's credit arrangement
with the primary lender.   No provision of any subordination agreement between
Seller and the Company's primary lender shall require that the Seller waive any rights it may have with respect to any collateral pledged to it by any shareholder of the Company or of AISI or that Seller permit any such collateral to become subject of any lien in favor of the Company's primary lender. Notwithstanding the foregoing, the Company shall use reasonable efforts to secure for the Seller the right to exercise as many of the rights of Seller set forth in the Collateral Agreements, notwithstanding the continuing existence of any indebtedness to the Company's primary lender as shall be possible. In addition, the Company shall use reasonable efforts to obtain for the Seller and Seller's Shareholder, the right to purchase, at par and without penalty, any indebtedness or other obligations to such primary lender and to receive an assignment from such lender, without recourse, of such lender's rights under any loan agreement and all guarantees, pledge agreement and the like, at any time that the Company shall be in default thereunder. Seller covenants with Company that Seller will perform its obligations under any subordination agreement entered into with Company's primary lender. Seller agrees that the Majority Shareholders shall have the right to make payments to Seller on the Company Note.

     6.15 HARDWARE PAYMENT COMPONENT. Company specifically acknowledges and agrees that the Contributed Assets do not include the Hardware Payment Component and that the Company, or, if requested by Seller, a mutually agreed upon third party trustee, shall serve as the trustee for purposes of initial receipt of all payments relating to the underlying customer contracts and shall divide and distribute such payments based on Schedule 2.3(d), and that Company will otherwise be liable to Seller for collection of the Hardware Purchase Component and performance of the related service commitments of the underlying customer contracts. All payments of the Hardware Payment Component shall be remitted to Seller within ten (10) days of the end of the month of receipt of such payment. The same timing of remittance shall be true in the case of amounts due the Company in the case of administration of payment receipts by a third party trustee.

                                   ARTICLE 7.
                        CONDITIONS PRECEDENT TO CLOSING

     7.1  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION.   The obligation of
Purchaser to purchase the Contributed Assets, assume the Assumed Liabilities and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section
7.1. Purchaser may waive any or all of these conditions in whole or in part without prior notice provided no such waiver shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, for breach or default by Seller and/or Seller's Shareholder of any of their representations, warranties or covenants in this Agreement.

          (a) The representations and warranties by Seller and Seller's Shareholder contained in Sections 3.1(a) and (c), 3.2 and 3.3(a) shall be true and correct when made and on and as of the Closing Date in all respects and the representations and warranties by Seller and Seller's Shareholder in the remaining sections of Article 3 shall be true and correct when made and on and as of the Effective Date to the extent that violations thereof could not reasonably be expected to result in claims for indemnification by Company under Section 8.2(a) in excess of $15,000,000.00 in the aggregate.

          (b) Seller and/or Seller's Shareholder has performed and complied with in all material respects with its covenants, agreements and obligations specifically set forth in Sections 2.8, 2.9 and 5.7, provided Seller and/or Seller's Shareholder's actions under Section 5.7 shall not constitute a condition precedent to the Purchaser's obligation to consummate the transactions herein on the account of the actual content, or changes, which are made by Seller to such Schedules. Notwithstanding the foregoing, failure of Seller and/or Seller's Shareholder to perform, comply with or satisfy any of its covenants, agreements and obligations specifically set forth in any other Section of this Agreement shall be deemed to be a condition to Closing if such failure to perform, comply with or satisfy such covenant, agreement or obligation could reasonably be expected to result in claims for indemnification by Company under Section 8.2(a) in excess of $15,000,000.00 in the aggregate.

          (c) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) materially and adversely affect the right of Purchaser to own the Contributed Assets as a whole or operate the Election Business.

          (d) Purchaser shall have received a certificate or certificates from Seller and Seller's Shareholder, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1(a) - (c) above have been satisfied in all respects.

          (e) Seller and/or Seller's Shareholder shall have taken all action required of Seller and/or Seller's Shareholder and shall have procured and delivered to Purchaser all Material Contract Consents contemplated by
     Section 2.5(c) above and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          (f) Seller shall have fully complied with the provisions of Section
     5.6 above, if applicable.

          (g) Seller and Seller's Shareholder shall have each entered into the Noncompetition, Noninterference and Confidentiality Agreement dated as of the Effective Date.

          (h) Seller shall have entered into the Stockholder Agreement dated as of the Effective Date.

          (i) Seller shall have entered into the Registration Rights Agreement dated as of the Effective Date.

          (j) Seller and Seller's Shareholder shall have entered into the License Agreement dated as of the Effective Date.

          (k) Purchaser shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit 7.1(k) hereto addressed to Purchaser and dated as of the Effective Date.

          (l) Purchaser shall have received a certificate of good standing or existence, as applicable, of the Seller, dated not more than seven (7) days prior to the Effective Date.

     7.2  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.   The obligations of
Seller to sell the Contributed Assets and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.2. Seller may waive any or all of these conditions in whole or in part without prior notice.

          (a) The representations and warranties by Company and AISI contained in Sections 4.1(a), 4.2 and 4.3(a) shall be true and correct when made and on and as of the Closing Date in all respects, and the representations and warranties by Company and AISI in the remaining sections of Article 4 shall be true and correct when made and on and as of the Closing Date to the extent that violations thereof could not reasonably be expected to result in claims for indemnification by Seller or Seller's Shareholder under
     Section 8.2(b) in excess of $5,000,000.00 in the aggregate.

          (b) Company, AISI and the Majority Stockholders have performed and complied in all material respects its covenants, agreements and obligations specifically set forth in Sections 2.8, 2.9 and 5.8, provided Company's actions under Section 5.8 shall not constitute a condition precedent to the Seller's or Seller's Shareholder's obligation to consummate the transactions herein on the account of the actual content, or changes, which are made by Company to such schedules. Notwithstanding the foregoing, failure of Company, AISI or the Majority Shareholders to perform, comply with or satisfy any of its covenants, agreements and obligations specifically set forth in any other Section of this Agreement shall be deemed to be a condition to Closing if such failure to perform, comply with or satisfy such covenant, agreement or obligation could reasonably be expected to result in claims for indemnification by Seller or Seller's Shareholder under Section 8.2(b) in excess of $5,000,000.00 in the aggregate.

          (c) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

          (d) Seller shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 7.2(a) -(c) above have been satisfied.

          (e) Company shall have taken all actions required under, and shall have procured all third party consents contemplated by, Section 4.2 above, and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          (f) Company and the Majority Stockholders shall have entered into the Stockholder Agreement dated as of the Closing Date.

          (g) Company shall have entered into the Registration Rights Agreement dated as of the Closing Date.

          (h) The Majority Stockholders shall have completed the purchase of additional Common Stock of AISI as contemplated in Section 6.11.

          (i) Company's primary lender shall have entered into a subordination agreement with Seller containing the material terms contemplated in Section
     6.14 above.

          (j) Seller shall have received from counsel to Purchaser an opinion in form and substance as set forth in Exhibit 7.2(j) hereto addressed to Seller and dated as of the Effective Date.

          (k) Seller shall have received a Certificate of good standing or existence, as applicable, of the Purchaser, dated not more than seven (7) days prior to the Closing Date.

                                   ARTICLE 8.
                                INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 3.1 through 3.5, 3.12 and 3.24 shall survive the Closing until expiration of any applicable limitations periods and the remaining representations and warranties in Article 3 shall survive the Closing until the second anniversary of the Effective Date. The representations and warranties contained in Sections 4.1 through 4.4, 4.9 and 4.10 hereof shall survive the Closing until expiration of any applicable limitations period and the remaining representations and warranties in Article 4 shall survive the Closing until the second anniversary of the Effective Date.

     8.2  INDEMNIFICATION OBLIGATIONS.

          (a) Seller and Seller's Shareholder shall jointly and severally indemnify Purchaser and hold Purchaser harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

              (i) Any breach or inaccuracy of any representation, warranty, covenant or agreement made by Seller and/or Seller's Shareholder in this Agreement or in any agreement, certificate, instrument or other document delivered by Seller and/or Seller's Shareholder in connection with the Closing;

              (ii) The ownership or operation of the Contributed Assets or the Election Business prior to the Effective Date (except to the extent included in the Assumed Liabilities);

              (iii)  The Retained Liabilities;

              (iv) Any and all Taxes with respect to all past fiscal years of Seller and the period ending on the Effective Date and all deficiencies, interest or penalties in connection therewith that may at any time be asserted or assessed against Seller or Purchaser as transferee or otherwise, by or to any Authority.

              (v) Any Liability or other obligation to the Employees of Seller with respect to any of the Employee Benefit Plan of Seller or Seller's Shareholder;

              (vi) Any (A) investigation and clean-up arising from a release or threatened release of hazardous substances on, in or about the Owned Real Property or Leased Real Property by or on behalf of Seller or any third party prior to the Effective Date, (B) investigation, preparing, prosecuting or defending any litigation or proceeding, commenced or threatened, relating to violations (and remediation and the abatement of violation) of any Environmental Law by Seller or any third party prior to the Effective Date; and (C) the correction of any condition which constitutes a violation of any Environmental Law by Seller or any third party occurring prior to the Effective Date.

              (vii)  All matters disclosed or which should be disclosed on
          Schedule 3.9.

              (viii) Subject to Section 8.3(e), the failure to obtain any consent to assignment by Seller to Company of any Contract (other than the leases listed in Schedule 2.2(g); provided, that the Company shall not be entitled to indemnification under this Section 8.2(a)(viii) with respect to any Contract if the Adverse Consequences suffered by Company with respect to such Contract do not exceed $100,000.00 unless and then only to the extent the aggregated Adverse Consequences with respect to all such Contracts having Adverse Consequences that are less than $100,000.00 exceeds $100,000.00 in total; provided further, that the Liability of Seller and Seller's Shareholder under this
          Section 8.2(a)(viii) shall be limited to two-thirds of any Adverse Consequences to which this Section applies.

              (ix) The failure to obtain any consent to assignment by Seller to Company of the leases for the production facilities located in Berkeley, California, Addison, Texas and Birmingham, Alabama as described on Schedule 2.2(g); provided that the Liability of Seller and Seller's Shareholder under this Section 8.2(a)(ix) shall be limited to eighty percent (80%) of any Adverse Consequences to which this Section applies.

          (b) Company shall indemnify Seller and Seller's Shareholder and hold each harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

              (i) Any breach or inaccuracy of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any agreement, certificate, instrument or other document delivered by Purchaser in connection with the Closing;

              (ii) The ownership or operation of the Contributed Assets, the Election Business and Seller's business on or after the Effective Date (except to the extent included in the Retained Liabilities);

              (iii)  The Assumed Liabilities;

              (iv) Any and all Taxes of Company and Company's business and all deficiencies, interest or penalties in connection therewith that may at any time be asserted or assessed against Company by or to any Authority (except to the extent included in the Retained Liabilities);

              (v) Any Liabilities associated with the Restricted Interests or any transaction contemplated between Company and Seller in connection therewith as provided in Section 2.5(e);

              (vi) All Liabilities of Company arising from or related to any transaction between Company and any of the Employees, or any matter relating to any offer of employment by Company to any of the Employees; and

              (vii) Any (A) investigation and clean-up arising from a release or threatened release of hazardous substances on, in or about any real property owned or leased by or on behalf of Company prior to the Effective Date, (B) investigation, preparing, prosecuting or defending any litigation or proceeding, commenced or threatened, relating to violations (and remediation and the abatement of violation) of any Environmental Law by Company or any third party prior to the Effective Date; and (C) the correction of any condition which constitutes a violation of any Environmental Law by Company or any third party occurring prior to the Effective Date.

     8.3  MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 8.3, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
     (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the Indemnified Party form and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

          (d) In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) except under Section 8.3(b)(ii), in which case the Indemnifying Party shall only be required to reimburse the Indemnified Party for one-half of the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences of the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.3.

          (e) Notwithstanding Section 8.2(a)(viii), Seller and Seller's Shareholder shall not have any Liability to Seller to the extent that (i) Company has not given reasonable notice to Seller that circumstances likely to give rise to Adverse Consequences exist and permitted Seller to attempt to mitigate its Liability with regard thereto, (ii) any Adverse Consequences related to any failure by Company to perform the obligations of Seller under such Contract consistent with the terms thereof except in the case where the other party to the Contract did not permit Company to perform such obligations by reason of the failure to obtain consent to the assignment of such Contract to Company, or (iii) the Contract in question is not assigned because it terminates in accordance with its terms, including any provision permitting termination for convenience or lack of funding.

     8.4  GENERAL INDEMNIFICATION PROCEDURES.

          (a) A party seeking indemnification pursuant to this Article 8 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought pursuant to this Article 8 and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). Any time limitation specified in Section 8.1 above shall not apply to claims which have been the subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period, which notice specifies in reasonable detail the nature and basis of such claim.

          (b) For purposes of this Article 8, any and all references to a "Material Adverse Effect" in Seller's and Seller's Shareholder's representations and warranties shall be disregarded. For purposes of calculating the monetary amount of Adverse Consequences for which any claim may be made, a credit will be given to the extent of any insurance or other recovery received by Purchaser or Seller and Seller's Shareholder, as the case may be, resulting from such Adverse Consequences or from the subject matter giving rise to such Adverse Consequences.

          (c) Neither Seller and/or Seller's Shareholder shall be required to indemnify Purchaser pursuant to this Article 8 unless or until the aggregate monetary amount of Adverse Consequences suffered by Purchaser exceeds $300,000.00, and in such event, Purchaser shall be entitled to indemnification for all Adverse Consequences including the initial $300,000.00.

          (d) Company shall not be required to indemnify Seller or Seller's Shareholder pursuant to this Article 8 unless or until the aggregate monetary amount of Adverse Consequences suffered by Seller or Seller's Shareholder exceeds $100,000.00 and in such event, Seller or Seller's Shareholder shall be entitled to indemnification for all adverse consequences including the initial $100,000.00.

     8.5  SET OFF.   Company retains the right to set off any amounts due to
Company from Seller or Seller's Shareholder pursuant to this Article 8 against the Company Note; provided, however, there shall be no set off rights unless and until the aggregate amounts due to Company pursuant to this Article 8 exceed $500,000.00 and then only to the extent such amounts exceed $500,000.00 up to a maximum set off right of $5,000,000.00.

                                  ARTICLE 9.
                                 TERMINATION

     9.1  TERMINATION. This Agreement may be terminated at any time prior to
Closing:

          (a) By mutual written consent of Company and Seller;

          (b) By Company or Seller if the Closing shall not have occurred by March 1, 1997, if all conditions precedent to the terminating party's obligation to proceed with the transactions contemplated by this Agreement have not been satisfied and such terminating party does not desire to waive such condition(s); provided, however, that this right to terminate the Agreement shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

          (c)  [INTENTIONALLY LEFT BLANK.]

          (d)  (i)   By Company if, prior to the Closing and pursuant to Section
          5.5 above, Seller's board of directors or a committee thereof shall have withdrawn or modified in any manner adverse to Company its approval or recommendation of this Agreement and the transactions contemplated hereunder or shall have recommended another merger, consolidation, business combination with or acquisition of Seller or its assets, or a tender offer for the capital stock of Sellers, with or by another Person, other than Company or any of its Affiliates, or shall have resolved to do any of the foregoing.

               (ii)  By Seller if, prior to the Closing and pursuant to Section
          5.5 above, its board of directors or a committee thereof by resolution determines that a bona fide proposal or offer by another Person, other than Purchaser or its Affiliates, to consummate a transaction with Seller is more favorable to Seller's Shareholder than the transactions contemplated under this Agreement including, without limitation, if the board of directors of Seller accepts an Acquisition Proposal from another Person of a nature permitted by Section 5.5.

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 9.1 above, all obligations of the parties under this Agreement shall terminate without Liability of any party to any other party, except (a) that the obligations set forth in Sections 10.1 through 10.5 below shall survive any such termination; and (b) for Liability for any willful breach of this Agreement; and (c) Seller shall immediately pay $3,750,000.00 in cash or in certified funds to Company upon termination of this Agreement pursuant to Section 9.1(d) above.

                                  ARTICLE 10.
                                 MISCELLANEOUS

     10.1 CONFIDENTIALITY. Purchaser and Seller and Seller's Shareholder and their respective representatives agree to keep and maintain the terms of the transaction contemplated by this Agreement confidential. Purchaser and Seller and Seller's Shareholder and their respective representatives will treat and hold as confidential any and all information, materials, data and documents in all forms (whether written or otherwise) relating to the Excluded Assets and the businesses associated therewith and/or the Election Business and the Contributed Assets ("Confidential Information"). Purchaser and Seller and Seller's Shareholder and their respective representatives shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with this Agreement or in any manner or for any purpose detrimental to the business of the other party or any party's interest, and shall upon consummation of the transactions contemplated by this Agreement deliver promptly to the applicable party or destroy, at the request and option of such party, all tangible embodiments (including computer records) of such Confidential Information which are in its possession (except that Confidential Information regarding the Election Business and the Contributed Assets shall become the Confidential Information relating to Purchaser as of the Closing). In the event that any party hereto is requested or required (by oral question or request for information for documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, said party shall notify the other party hereto promptly of the request or requirement so that the nondisclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any party hereto is, on the advice of counsel, compelled to disclose any Confidential Information to any Authority or else stand liable for contempt, that said party may disclose the Confidential Information to the Authority; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request of the nondisclosing party, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the nondisclosing party shall designate. The foregoing provisions of this Section 10.1 shall not apply to any information which (a) was already known to any party hereto when such information was received from the other; (b) was already available to the general public at the time of such receipt; (c) subsequently becomes known to the general public through no fault or admission by any party hereto; (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (e) is required to be disclosed by law, or by any Authority or for which disclosure to an Authority is appropriate in the conduct of business.

     10.2 PUBLICITY.    No publicity release or announcement or other
disclosure to third parties other than the parties' respective legal, financial, and accounting advisors and consultants, shareholders, directors and officers, concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto without prior consent to the form and substance thereof by Company (in the case of any proposed release or announcement by Seller and/or Seller's Shareholder) or Seller (in the case of any proposed release or announcement by Company). Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall use its best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement but shall otherwise be entitled to perform its obligations under applicable law.

     10.3 EXPENSES.   Each of the parties hereto shall pay all costs and
expenses incurred or to be incurred by them in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Anything herein to the contrary notwithstanding, Seller acknowledges that Company intends to pay such expenses as and when billed prior to Closing and agrees that such payment shall not result in a breach of this Agreement as long as the Book Value of Company as shown on the Effective Date Balance Sheet of Company equals or exceeds the Company Equity Amount.

     10.4 BROKERS.   Except for the engagement of McCarthy & Co. by Company,
each of the parties hereto represent and warrant that there are no brokers or finders known to them to be involved with this transaction and none of them has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction. Company's liability to McCarthy & Co. will be fully reflected in the Book Value of Company as of a time prior to the Closing, such that the Book Value of Company will not be reduced following the Closing as a result of any payment to McCarthy & Co., provided, however, for the purposes of calculating the Book Value of Company, Company may capitalize such fees to the extent that such capitalized fees plus other intangible assets do not exceed $750,000.00 in the aggregate.

     10.5 COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

     10.6 OTHER PROSPECTIVE PURCHASERS.   Company shall not incur any Liability
in connection with the transactions contemplated by this Agreement to any other Person with whom Seller and/or Seller's Shareholder, or their agents or representatives, have had negotiations or discussions regarding any potential merger, exchange of capital stock or other business combination involving Seller or any proposal or offer to acquire in any manner a substantial equity interest in Seller or a substantial portion of the assets of Seller, including, but not limited to, any of the Contributed Assets.

     10.7 BULK SALES.   Notwithstanding anything to the contrary contained
herein, Seller need not take any action under Article 6 or Article 6A of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction, or any other applicable bulk sales law. Seller and Seller's Shareholder shall jointly and severally indemnify and hold Purchaser harmless from all claims of creditors resulting from such noncompliance.

     10.8 NOTICES.   All notices, consents, requests, instructions, approvals,
demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand or by prepaid overnight courier service. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered personally by hand or by overnight courier service, when delivered at the address specified in this Section 10.8 against receipt.

     Addresses for notices (unless and until written notice is given of any other address):

     If to AISI or Company:

           American Information Systems, Inc.
           11208 John Galt Blvd.
           Omaha, NE  68137
           Attention:  President

     with a copy to:

           Koley, Jessen, Daubman & Rupiper, P.C.
           One Pacific Place, Suite 800
           1125 South 103 Street
           Omaha, NE 68124
           Attention:  Michael M. Hupp

     If to Seller or Seller's Shareholder:

           BRC Holdings, Inc.
           1111 West Mockingbird, 15th Floor
           Dallas, TX  75247
           Attention: Chief Executive Officer

     with a copy to:

           Arter & Hadden
           1717 Main Street, Suite 4100
           Dallas, TX 75201
           Attention: Jeffrey M. Sone

     10.9 HEADINGS. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     10.10 ENTIRE AGREEMENT. This Agreement, together with the schedules and exhibits attached hereto, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     10.11 RIGHTS OF PARTIES.   Nothing in this Agreement, whether express
implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any

Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Persons to any party to this Agreement, nor shall any provision give any other Persons any right of subrogation or action over or against any party to this Agreement.

     10.12 SUCCESSION AND ASSIGNMENT.   This Agreement shall be binding upon and
inure to the benefit of the parties named herein and their respective representatives, successors and permitted assigns. None of the parties hereto may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     10.13 GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Delaware.

     10.14 COUNTERPARTS.    This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 AMERICAN INFORMATION SYSTEMS, INC.,
                                 a Delaware corporation


                                 By:    /s/ William F. Welch
                                    --------------------------------------------
                                 Its:    President

                                 BUSINESS RECORDS CORPORATION,
                                 a Delaware corporation


                                 By:   /s/ P. E. Esping
                                    --------------------------------------------
                                 Its:    Chairman & CEO

                                 BRC  HOLDINGS, INC.,
                                 a Delaware corporation


                                 By:   /s/ P. E. Esping
                                    --------------------------------------------
                                 Its:    Chairman & CEO

                                 AIS INVESTORS, INC., a Nebraska corporation


                                 By:   /s/ Michael R. McCarthy
                                    --------------------------------------------
                                 Its:    Chairman

                                 McCARTHY GROUP, INC., a Nebraska
                                 corporation
                                 (With regard to the specific covenants of the Majority Stockholders set forth herein)


                                 By:   /s/ Michael R. McCarthy
                                    --------------------------------------------
                                 Its:    Chairman

                                 WORLD DIVERSIFIED, INC., a Nebraska
                                 corporation
                                 (With regard to the specific covenants of the Majority Stockholders set forth herein)


                                 By:   /s/ John Gottschalk
                                    --------------------------------------------
                                 Its:    Chairman

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(ooo)       Products
Schedule 2.2(a)         Equipment
Schedule 2.2(c)         Trade Names
Schedule 2.2(e)         Equipment Leases
Schedule 2.2(f)         Owned Real Property
Schedule 2.2(g)         Leased Real Property
Schedule 2.2(h)         Contracts With Hardware Payment Component
Schedule 2.2(q)         Loan Receivables to Employees
Schedule 2.3(d)         Notes Receivable
Schedule 2.3(l)         Excluded Property
Schedule 2.5(c)         Material Contract Consents
Schedule 2.8(d)(i)      Allocation of Accounts Receivable and Inventory
Schedule 2.8(d)(ii)     Allocation of Contributed Assets
Schedule 3.1            Qualification Jurisdictions of Election Division
Schedule 3.2            Seller's and Seller's Shareholder's Authority and
                         Enforceability
Schedule 3.7            Changes in the Election Division
Schedule 3.9            Seller's and Seller's Shareholder's Litigation and
                         Claims
Schedule 3.10           Seller's and Seller's Shareholder's Legal Compliance
Schedule 3.11(b)        Exceptions to Leased Real Property
Schedule 3.12           Seller's and Seller's Shareholder's Environmental
                         Matters
Schedule 3.13           Seller's and Seller's Shareholder's Intellectual
                         Property
Schedule 3.15           Seller's and Seller's Shareholder's Pledged Inventory
Schedule 3.16           Seller's and Seller's Shareholder's Employees
Schedule 3.17           Seller's and Seller's Shareholder's Employee Benefits
Schedule 3.18           Seller's and Seller's Shareholder's Customers and
                         Suppliers
Schedule 3.19           Sales Representatives, Dealers and Distributors
Schedule 3.20           Material Contracts of Election Division
Schedule 3.21           Seller's and Seller's Shareholder's Insurance Policies
Schedule 3.22           Seller's and Seller's Shareholder's Products
                         Liability/Warranty
Schedule 3.23           Note and Accounts Receivable of the Election Business
Schedule 4.1            Qualified Jurisdictions of Company
Schedule 4.2            Company's Outstanding Capital and List of Shareholders
Schedule 4.3            Company's Authority and Enforceability
Schedule 4.5            Company's Subsidiaries
Schedule 4.8            Changes in Company
Schedule 4.10           Company's Litigation and Claims
Schedule 4.11           Company's Legal Compliance
Schedule 4.12           Company's Environmental Matters
Schedule 4.15           Company's Pledged Inventory
Schedule 4.16           Company's Employees
Schedule 4.17           Company's Employee Benefit Plans
Schedule 4.18           Material Contracts of Company

Exhibit 2.8(a)          AISI Promissory Note
Exhibit 2.8(b)          Company Note
Exhibit 2.8(c)          Collateral Agreements
Exhibit 6.6             Noncompetition, Noninterference and Confidentiality
                         Agreement
Exhibit 6.7             Stockholders Agreement
Exhibit 6.8             Registration Rights Agreement
Exhibit 6.9             License Agreement
Exhibit 7.1(k)          Opinion of Seller's Counsel
Exhibit 7.2(j)          Opinion of Purchaser's Counsel